Exhibit 10.8

LOAN AND SECURITY AGREEMENT

DATED AS OF JUNE 26, 2014

BY AND AMONG

IREIT LITTLE ROCK MIDTOWNE, L.L.C.

AS BORROWER,

AND

JPMORGAN CHASE BANK, N.A.

AS LENDER

JPMORGAN REAL ESTATE BANKING

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EXHIBITS

Exhibit A	--	Legal Description
Exhibit B	--	Limited Recourse and Guaranty Provisions
Exhibit C	--	Approved Leases
Exhibit D	--	Permitted Transfer Definition

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of this 26th day of June, 2014, is by and between IREIT LITTLE ROCK MIDTOWNE, L.L.C., a Delaware limited liability company (“Borrower”), JPMORGAN CHASE BANK, N.A. a national banking association (“Lender”).

RECITALS

WHEREAS, Borrower owns all of tenant’s interest and all of the landlord’s interest under the Ground Lease (hereinafter defined) which relates to certain real property located in the City of Little Rock, County of Pulaski and State of Arkansas more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”) along with the improvements located thereon consisting of a 126,288 square foot retail shopping center (the “Improvements); and

WHEREAS, Borrower has requested, and Lender has agreed to provide, financing to Borrower on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINED TERMS

Section 1.01       Definitions.

The following terms shall have the following meanings:

“Adjusted LIBO Rate” means, with respect to any Eurodollar Advance for the relevant Interest Period, or for any CBFR Advance an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means, for any day, an interest rate per annum equal to the sum of (i) 2.50% plus (ii) the Adjusted LIBO Rate for a one-month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).

“Advance” means a borrowing hereunder, (a) made by Lender on the same Borrowing Date in the full amount of the Commitment on the Closing Date, or (b) the conversion or continuance by Lender on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the Loan of the same Type and, in the case of Eurodollar the Loan, for the same Interest Period.

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“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to it in the Preamble.

“Annual Debt Service” means, as of any date of determination, annual debt service on a loan with a principal amount equal to the Commitment on such date of determination, assuming (a) a fixed rate of interest per annum equal to the greatest of (i) the Eurodollar Rate as of such date of determination for a loan in such amount with an Interest Period equal to one (1) month, (ii) the annual yield to maturity as of such date of determination of a ten (10) year United States Treasury Note in the amount of such loan plus two and one quarter percent (2.25%) per annum, or (iii) six and one-quarter percent (6.25%) per annum, and (b) amortization of such loan in equal annual payments of principal and interest over a period of thirty (30) years.

“Anchor Leases” means the Leases with Container Store, Williams Sonoma, Pottery Barn and Ulta, as amended from time to time.

“Anchor Tenant” means each tenant named in the Anchor Leases.

“Applicable Margin” means 1.15% with respect to the Floating Rate and 1.95% with respect to the Eurodollar Rate.

“Appraisal” means a written statement setting forth an opinion of the market value of the Mortgaged Property that (i) has been independently and impartially prepared by a qualified appraiser directly engaged by Lender, (ii) complies with all applicable federal and state laws and regulations dealing with appraisals or valuations of real property, and (iii) has been reviewed as to form and content and approved by Lender, in its reasonable discretion.

“Appraised Value” means the “as is” dollar value of the Project, as determined by the Lender based upon its review of the Appraisal.

“Approved Fund” has the meaning ascribed to it in Section 10.04(b).

“Approved Lease” means (a) each existing Lease identified in Exhibit C hereto, (b) any Major Lease hereafter entered into by Borrower and approved by Lender, and (c) any other Lease which is entered into by Borrower in the ordinary course of business on market terms.

“Assignment of Rents” means the Assignment of Lessor’s Interest in Leases and Rents of even date herewith executed by Borrower in favor of Lender, as amended from time to time.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble.

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“Borrower Financing Statement” means the UCC financing statement covering the security interests in personal property granted by Borrower to Lender in the Loan Documents for filing with the Secretary of State of the State of Delaware.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Request” means a request by Borrower for an Advance in accordance with Section 3.02 hereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Advance, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“CBFR”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loan comprising such Borrowing, are bearing interest at a rate determined by reference to the CB Floating Rate.

“Certification of Non-Foreign Status” means an affidavit, signed under penalty of perjury by an authorized officer of Borrower, stating (a) that Borrower is not a “foreign corporation,” “foreign partnership,” “foreign trust,” or “foreign estate,” as those terms are defined in the Code and the regulations promulgated thereunder, (b) Borrower’s U.S. employer identification number, and (c) the address of Borrower’s principal place of business. Such affidavit shall be consistent with the requirements of the regulations promulgated under Section 1445 of the Code, and shall otherwise be in form and substance acceptable to Lender.

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“Change in Law” means the occurrence after the date of this Agreement: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by Lender (or, for purposes of Section 3.08(b), by any lending office of Lender or by Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning set forth in Section 10.13 hereof.

“Closing Date” is the earlier of the date of the disbursement of the Loan, or the date all the conditions to the first disbursement have been satisfied, including recording the Mortgage.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, the commitment of Lender to make the Loan hereunder in an amount not exceeding $20,725,000, as such amount may be modified from time to time pursuant to the terms hereof.

“Communications” has the meaning set forth in Section 10.01(d)(ii) hereof.

“Compliance Certificate” means a certificate delivered by Borrower to Lender on a quarterly basis calculating the Debt Service Coverage Ratio on each Test Date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Service Coverage Ratio” means, as of any determination date, the ratio of NOI as of such determination date to Annual Debt Service as of such determination date.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies or recourse of creditors generally, including without limitation, the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loan.

“Default” has the meaning assigned to it in Section 8.01 hereof.

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“Designated Persons” means a person or entity (a) listed in the annex to, or otherwise subject to the provisions of, any Executive Order; (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or is otherwise the subject of any Sanctions Laws and Regulations; (c) in which an entity or person on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN.

“dollars” or “$” refers to lawful money of the United States of America.

“DSCR Shortfall” has the meaning assigned to it in Section 4.13 hereof.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any other Person, providing for access to data protected by passcodes or other security system.

“Employee Benefit Plan” means an employee benefit plan as defined in Section 3(3) of ERISA, maintained, sponsored by or contributed to by Borrower or any ERISA Affiliate.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement of even date herewith executed by Borrower and Guarantor in favor of Lender, as amended from time to time.

“Environmental Laws” means any local, state or federal law, rule (having the effect of law), regulation or order (having the effect of law) relating to the manufacture, storage, use, handling, discharge, transport, disposal, treatment or clean-up of hazardous or toxic substances or materials, including, without limitation, “CERCLA”, “RCRA”, or state superlien or environmental clean-up statutes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means Borrower or any corporation, trade or business that along with Borrower is treated as a single employer under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 3.06(c) hereof, bears interest at the applicable Eurodollar Rate.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 3.06(c) hereof, bears interest at the applicable Eurodollar Rate.

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“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, a per annum rate of interest equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. Federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to the Loan or Commitment pursuant to a law in effect on the date on which Lender changes its lending office, except to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable to Lender immediately before it changed its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 3.10(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to it in the definition of Sanctions Law and Regulations.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/16 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/16 of 1%) of the quotations for such day for such transactions received by Lender from three Federal funds brokers of recognized standing selected by it.

“FEMA” has the meaning set forth in Section 7.01(a)(vi) hereof.

“First Extended Maturity Date” has the meaning set forth in Section 3.13(a) hereof.

“Floating Rate” means, for any day, a rate per annum equal to the CB Floating Rate for such day plus the Applicable Margin for such day.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 3.06(c) hereof, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided Section 3.06(c) hereof, bears interest at the Floating Rate.

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“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Ground Lease” means the Ground Lease Agreement, dated August 2, 2004, by and between IREIT Little Rock Midtowne, L.L.C. (as successor-in-interest to Midtowne Little Rock Partners Limited Partnership), as lessee, and IREIT Little Rock Midtowne, L.L.C. (as successor-in-interest to SPC Markham Limited Partnership), as lessor, as evidenced by that certain Memorandum of Ground Lease Agreement, recorded September 16, 2004 as Instrument Number 2004077431 in the records of Pulaski County, Arkansas, as amended by that certain (i) First Amendment to Ground Lease Agreement, dated September 13, 2011, as evidenced by the certain First Amendment to Memorandum of Ground Lease Agreement, recorded September 22, 2011 as Instrument Number 2011056140 in the records of Pulaski County, Arkansas, and (ii) Second Amendment to Ground Lease Agreement, dated September 15, 2011.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means Inland Real Estate Income Trust, Inc., a Maryland corporation.

“Guaranty” means the Guaranty of even date herewith executed by Guarantor in favor of Lender, as amended from time to time, evidencing guaranties by the Guarantor with respect to certain acts of Borrower, including without limitation, as described on Exhibit C.

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“Hazardous Substances” means and includes all hazardous and toxic substances, wastes or materials, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, urea formaldehyde insulation, radioactive materials, biological substances and any other kind and/or type of pollutants or contaminates (including, without limitation, asbestos and raw materials which include hazardous constituents), sewage sludge, industrial slag, solvents and/or any other similar substances, or materials which are included under or regulated by any Environmental Laws; provided, however, that “Hazardous Substances” shall not include (a) materials customarily used in the construction and demolition of buildings, or (b) cleaning materials and office products customarily used in the operation of properties such as the Mortgaged Property, to the extent such materials described in the preceding clauses (a) and (b) are stored, handled, used and disposed of in compliance with all Environmental Laws.

“Improvements” shall have the meaning ascribed to it in the preamble.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all Swap Obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b) hereof.

“Ineligible Institution” has the meaning set forth in Section 10.04 hereof.

“Initial Maturity Date” means July 5, 2019.

“Interest Election Request” means a request by Borrower to convert or continue an Advance in accordance with Section 3.02 hereof.

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“Interest Payment Date” means the fifth (5th) day of each month.

“Interest Period” means with respect to any Eurodollar Advance, the period commencing on the date of such Eurodollar Advance and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such Advance.

“IRS” means the United States Internal Revenue Service.

“Lease” means any lease or other agreement for the use and occupancy of all or any portion of the Improvements, whether now in existence or hereafter arising.

“Legal Requirements” means any and all judicial decisions, statutes, rulings, directions, rules, regulations, permits, certificates or ordinances of any Governmental Authority in any way applicable to Borrower or the Property or Improvements, including, without limitation, the ownership, division, use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction thereof.

“Lender” has the meaning set forth in the preamble.

“Lessee” means a tenant under a Lease.

“LIBO Rate” means, with respect to any Eurodollar Advance for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page) on such screen at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such Interest Period. In the event that such rate does not appear on such page (or on any successor or substitute page on such screen or otherwise on such screen), the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying interest rates for dollar deposits in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

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“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means the loan made by Lender pursuant to this Agreement (or any conversion or continuation thereof).

“Loan Documents” means this Agreement, the Note, the Mortgage, the Assignment of Rents, the Guaranty, the Environmental Indemnity Agreement, the Property Manager Subordination Agreement, and any and all other documents now or hereafter executed by Borrower, Guarantor or any other guarantor of the Obligations or any portion thereof evidencing, guarantying, securing or otherwise pertaining to the Obligations; provided, however, that Swap Agreements between Borrower and Lender or Affiliate of Lender shall not constitute Loan Documents.

“Loan Fee” has the meaning set forth in Section 3.05(a) hereof.

“Loan-to-Value Ratio” means the ratio, expressed as a percentage, of (a) the Commitment to (b) the Appraised Value.

“Losses” has the meaning set forth in Section 10.03(b) hereof.

“Major Lease” means any Lease demising more than ten thousand (10,000) square feet of space in the Improvements.

“Material Borrower Indebtedness” has the meaning set forth in Section 8.01(t) hereof.

“Maturity Date” means the Initial Maturity Date as such date may be extended pursuant to Section 3.13(a) hereof.

“Maximum Rate” has the meaning set forth in Section 10.13 hereof.

“Mortgage” means the Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing of even date herewith executed by Borrower to Lender, encumbering the landlord’s interest and the tenant’s interest under the Ground Lease, as amended from time to time.

“Mortgaged Property” means the Property, the Improvements and all other property of Borrower subject to a Lien or security interest granted by any of the Loan Documents. The Mortgaged Property shall include the interests of Borrower as landlord and as tenant under the Ground Lease.

“Net Casualty Proceeds” shall have the meaning set forth in Section 7.01(g)(ii) hereof.

“Net Condemnation Proceeds” shall have the meaning set forth in Section 7.02 hereof.

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“NOI” means, as of any date of determination, all rental income (including minimum rent, percentage rent, additional rent, escalation and pass through payments) actually received by Borrower during the twelve (12) month period (except as herein provided) ending on such date of determination arising from the ownership and operation of the Property (excluding security deposits, and rent paid during such period by any Lessee for more than twelve (12) months of rental obligations), less the sum of all costs, taxes, expenses and disbursements of every kind, nature or description actually paid or due and payable during such period in connection with the leasing, management, operation, maintenance and repair of the Property and of the personal property, fixtures, machinery, equipment, systems and apparatus located therein or used in connection therewith, but excluding (i) non-cash expenses, such as depreciation and amortization costs, (ii) state and federal income taxes, (iii) the non-current portion of capital expenditures determined in accordance with generally accepted accounting principles and (iv) debt service payable on the Loan. In determining NOI, (a) extraordinary items of income, such as those resulting from casualty or condemnation or lease termination payments of Lessees, shall be deducted from income, and (b) if at the time of delivery of any Compliance Certificate, any Tenant Monetary Default exists or a Lease of any Property has terminated and not been replaced by an Approved Lease, then the rental income received by Borrower from the ownership and operation of the Property affected by such Tenant Monetary Default or lease termination shall not be included in the determination of NOI for that twelve (12) month period. Solely in the case of the determination of the NOI for the period ending September 30, 2014, such NOI shall be determined on the basis of the NOI for the period Borrower owned the Property ending September 30, 2014, annualized in a manner reasonably acceptable to Lender.

“Note” means the Promissory Note executed by Borrower in favor of Lender, as amended from time to time.

“Obligations” means (i) all unpaid principal of and accrued and unpaid interest on the Loan, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other indebtedness, liabilities or obligations of Borrower to Lender, or any indemnified party arising under the Loan Documents and (ii) all Swap Obligations under Swap Agreements, if any, with Lender or its Affiliates.

“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

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“Participant” has the meaning set forth in Section 10.04(c)(i) hereof.

“Permits” means all permits, licenses, certificates and approvals now or hereafter issued to Borrower for the operation of the Mortgaged Property.

“Permitted Encumbrances” means (a) Liens and security interests granted pursuant to the Loan Documents, (b) the items set forth on Schedule B of the Title Policy, (c) customary easements entered into by Borrower in connection with the development and operation of the Mortgaged Property which Lender has determined would have no material adverse effect on the use or value of the Mortgaged Property, (d) documents required to be recorded by applicable law which have no material adverse effect on the use or value of the Mortgaged Property, (e) Approved Leases, (f) subordination, non-disturbance and attornment agreements executed by Lender with respect to Approved Leases, and (g) memoranda of Approved Leases.

“Permitted Indebtedness” means (a) the Obligations, (b) trade debt incurred in the ordinary course of operation of the Mortgaged Property in such amounts as are normal and reasonable under the circumstances, provided that such debt is not evidenced by a note and is paid when due and provided in any event that the outstanding principal balance of such debt shall not exceed at any one time three percent (3%) of the outstanding Obligations, (c) equipment leases entered into in the ordinary course of the operation of the Mortgaged Property and (d) Approved Leases.

“Permitted Transfer” is defined in Exhibit D.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan Assets” means the assets of an employee benefit plan within the meaning of 29 C.F.R. 2510.3-101 and Section 3(42) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and is not necessarily the lowest rate.

“Project” means the acquisition ownership and operation of the Property and the Improvements.

“Project Documents” means the Property Management Agreement, and any other agreement relating to the ownership, financing, development or operation of the Improvements to which Borrower is a party or beneficiary, whether now existing or hereafter arising; provided, however, that Project Documents shall not include the Loan Documents, the Required Third Party Documents, any Swap Agreement or the Leases.

“Property” has the meaning set forth in the Recitals.

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“Property Management Agreement” means that certain Management Agreement dated as of May 13, 2014 by and between Borrower and Property Manager, and any and all extensions, renewals, modifications, amendments, supplements and replacements thereto and therefor.

“Property Manager” means Inland National Real Estate Services, LLC, a Delaware limited liability company.

“Property Manager Subordination Agreement” means the Property Manager Subordination Agreement of even date herewith executed by Property Manager in favor of Lender, as amended from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” has the meaning set forth in Section 4.09(a) hereof.

“Required Third Party Documents” means the Manager Consent and Agreement.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Sanctions Laws and Regulations” means any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”).

“SFIP” has the meaning set forth in Section 7.01(a)(vi).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Lender is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar The Loan shall be deemed to constitute eurocurrency fundings and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Survey” has the meaning set forth in Section 2.02(b)(v) hereof.

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“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant Monetary Default” means (i) a default by any tenant in the payment of scheduled rent under its Lease which continues beyond any applicable grace period, or (ii) the filing of any petition or the commencement of any case or proceeding by or against any tenant under any provisions or chapter of the Federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization.

“Test Date” means the last day of each calendar quarter.

“Title Company” means Chicago Title Insurance Company.

“Title Policy” means an ALTA Lender’s Policy of Title Insurance in form and substance satisfactory to Lender issued by the Title Company in the amount of the Commitment insuring the Mortgage as a first priority lien on the Property and the Improvements, containing such endorsements and with such re-insurance as Lender may request, excepting such items as shall be acceptable to Lender.

“Transactions” means the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents, the borrowing of the Loan and the use of the proceeds thereof.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or Eurodollar Loan.

“Unmatured Default” means the occurrence of an event which with notice or lapse of time or both would constitute a Default.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

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ARTICLE II
CONDITIONS TO DISBURSEMENT

Section 2.01       Right to Advances. Generally. Lender agrees, on the terms and conditions set forth in this Agreement, to make the Loan to Borrower from time to time in amounts not to exceed in the aggregate the amount of the Commitment.

Section 2.02       Conditions to Closing and Initial Advance.

Borrower agrees that, in addition to all other conditions set forth herein, the making of the Initial Advance is conditioned upon the fulfillment of each of the following conditions:

(a)             Loan Documents and Certain Third Party Documents. Lender shall have received on the date hereof the following documents fully executed and in form and substance satisfactory to Lender:

(i)              The Note;

(ii)            The Mortgage

(iii)          The Assignment of Rents;

(iv)          The Guaranty;

(v)            The Environmental Indemnity Agreement

(vi)          The Property Manager Subordination Agreement (attaching a copy of the Property Management Agreement);

(vii)        Borrower Financing Statement;

(viii)      The agreement of Guarantor to cause Borrower to comply with the provisions of Section 4.08 hereof; and

(ix)          Lender’s Disbursement and Rate Management Signature Authorization and Instruction Form.

(b)            Additional Closing Deliveries. Lender shall have received the following on the date hereof in form and substance satisfactory to Lender:

(i)              An opinion covering such items as Lender and its counsel may require; or opinions from counsel for Borrower, Guarantor, Property Manager covering such items as Lender and its counsel may require;

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(ii)            Current UCC, tax and judgment searches made in such places as Lender may specify, covering Borrower and showing no filings relating to, or which could relate to, the Mortgaged Property other than those made hereunder;

(iii)          Evidence of the insurance required under Section 7.01 hereof;

(iv)          A commitment to issue the Title Policy, together with copies of all documentation evidencing exceptions raised therein;

(v)            An ALTA survey of the Property certified in a manner acceptable to Lender (the “Survey”);

(vi)          For each Borrower and Guarantor: (i) a copy of the organizational documents for each such entity; (ii) evidence of the proper formation and good standing of each such entity in the state of its organization; (iii) evidence of qualification or registration of each Borrower in the State of Arkansas, and (iv) proper resolutions, authorizations, certificates, and such other document as Lender may reasonably require, relating to the existence and good standing of each such entity and the authority of any person executing documents on behalf of each such entity;

(vii)        A copy of the contract to purchase the Property and the related closing statement, certified as true, correct and complete by Borrower;

(viii)      Evidence indicating whether the Property is located within a one hundred year flood plain or identified as a special flood hazard area as defined by the Federal Emergency Management Agency; and, if so, a flood notification form signed by Borrower and evidence that flood insurance is in place for the building and contents, all in form and substance satisfactory to Lender.

(ix)          An Appraisal showing the Loan-to-Value Ratio to be no more than fifty percent (50%);

(x)            An environmental report with respect to the Property prepared by an environmental consultant acceptable to Lender;

(xi)          Evidence indicating compliance by the Improvements with applicable zoning requirements (without requirement for a variance);

(xii)        Evidence that all utilities and municipal services required for the operation of the Improvements are available at the Property;

(xiii)      The most recent available financial statements of Borrower and Guarantor;

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(xiv)       Copies of all Leases executed with respect to the Improvements, together with a fully executed subordination, non-disturbance and attornment agreement in form and substance acceptable to Lender for each Major Lease requested by Lender. With respect to Ann Taylor, Borrower shall use commercially reasonable efforts to obtain a subordination non-disturbance and attornment agreement in the form attached to its lease;

(xv)         A Certification of Non-Foreign Status;

(xvi)       Satisfactory evidence that Borrower has invested cash equity in the Mortgaged Property in an amount not less than $20,725,000.

(xvii)     A signed IRS Form W-8 or W-9 as applicable; and

(xviii)   Such other information and documents as Lender may require.

ARTICLE III
LOAN TERMS

Section 3.01       The Loan and Advances.

(a)             Generally. The Advances of the Loan on the Closing Date is subject to satisfaction of the conditions to disbursement contained in ARTICLE II of this Agreement, as well as the terms of this Article.

(b)            Type. Subject to Section 3.07 hereof, (i) each Advance shall be comprised entirely of a Floating Rate Loan or a Eurodollar Loan as Borrower may request in accordance herewith, and shall bear interest at the applicable Floating Rate or Eurodollar Rate, respectively. Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)             Minimum Advance Amounts. At the commencement of each Interest Period for any Eurodollar Advance, such Advance shall be in the aggregate amount of the Loan, less any amount previously repaid.

(d)            No Interest Period to Expire After Maturity Date. Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Advance if the Interest Period requested with respect thereto would end after the Maturity Date.

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Section 3.02       Interest Elections.

(a)             Generally. Each Advance initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Advance, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Advance to a different Type or to continue such Advance and, in the case of a Eurodollar Advance, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Advance, and the Loan comprising each such portion shall be considered a separate Advance.

(b)            Interest Election Request. To make an election pursuant to this Section, Borrower shall notify Lender of such election by electronic communication as provided in Section 10.01 by the time that a Borrowing Request would be required under Section 3.02 hereof if Borrower were requesting an Advance of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be in a form approved by Lender.

(c)             Required Information. Each Interest Election Request shall specify the following information in compliance with Section 3.01 hereof:

(i)              the Advance to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Advance (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Advance);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          the Type of Advance, i.e., a Floating Rate Advance or a Eurodollar Advance; and

(iv)          if the resulting Advance is a Eurodollar Advance, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If no Type of Advance is specified in the Interest Election Request, or if any such Interest Election Request requests a Eurodollar Advance but does not specify an Interest Period, then Borrower shall be deemed to have requested a Floating Rate Advance.

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(d)            Failure to Elect; Default. If Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Advance prior to the end of the Interest Period applicable thereto, then, unless such Advance is repaid as provided herein, at the end of such Interest Period such Advance shall be converted to a Floating Rate Advance. Notwithstanding any contrary provision hereof, so long as a Default has occurred and is continuing: (i) no outstanding Advance may be converted to or continued as a Eurodollar Advance and (ii) unless repaid, each Eurodollar Advance shall be converted to a Floating Rate Advance at the end of the Interest Period applicable thereto.

Section 3.03       Repayment of the Loan; Evidence of Debt.

(a)             Repayment at Maturity. Borrower hereby unconditionally promises to pay to Lender the then unpaid principal amount of the Loan and all unpaid accrued interest on the Maturity Date.

(b)            Lender Accounting. Lender shall maintain accounts in which it shall record (i) the amount of the Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to Lender hereunder and (iii) the amount of any sum received by Lender hereunder. The entries made in the accounting maintained pursuant to this Section 3.03(b) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such accounting or any error therein shall not in any manner affect the obligation of Borrower to repay the Loan in accordance with the terms of this Agreement.

(c)             Note. The Loan made by Lender shall be evidenced by the Note.

Section 3.04       Prepayment of The Loan.

Borrower shall have the right at any time and from time to time to prepay any Advance in whole or in part, subject to prior notice in accordance with this Section 3.04. Borrower shall notify Lender by electronic communication as provided in Section 10.01 of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Advance, not later than 11:00 a.m., Central time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of a Floating Rate Advance, not later than 11:00 a.m., Central time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Advance or portion thereof to be prepaid. Each partial prepayment of any Advance shall be in an amount that would be permitted in the case of an Advance of the same Type as provided in Section 3.01 hereof. Prepayments shall be accompanied by accrued interest on the amount prepaid, plus any other break funding payments required by Section 3.11 or other amounts required by Section 3.08 hereof.

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Section 3.05       Fees.

(a)             Loan Fee. Borrower agrees to pay to Lender a loan fee in the amount of $103,625, due and payable at Closing (“Loan Fee”).

(b)            Fees Non-Refundable. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Lender. Fees paid shall not be refundable under any circumstances.

Section 3.06       Interest.

(a)             Floating Rate Loan. When the Loan is made pursuant to a Floating Rate Advance, it shall bear interest at the Floating Rate.

(b)            Eurodollar Rate Loan. When the Loan is made pursuant to a Eurodollar advance, it shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Advance.

(c)             Default Rate. Notwithstanding the foregoing, to the extent permitted under applicable law, upon the occurrence of a Default, and after maturity, the Loan shall bear interest, after as well as before judgment, at a rate per annum equal to 5% plus the rate otherwise applicable to such the Loan as provided in the preceding paragraphs of this Section.

(d)            Payment of Accrued Interest. Accrued interest on the Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)             Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by Lender, and such determination shall be conclusive absent manifest error.

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Section 3.07       Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurodollar Advance, (a) Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period, or (b) Lender determines that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to Lender of making or maintaining the Loan included in such Advance for such Interest Period, then Lender shall give notice thereof to Borrower by electronic communication as provided in Section 10.01 as promptly as practicable thereafter and, until Lender notifies Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Advance shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Advance, such Advance shall be made as a Floating Rate Advance.

Section 3.08       Increased Costs.

(a)             Increased Costs of Making or Maintaining The Loan. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate), (ii) impose on Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loan made by Lender or (iii) subject Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its the Loan, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)            Capital Adequacy. If Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by Lender to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy and liquidity), then, from time to time, Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

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(c)             Certificate of Amounts Due. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)            Delay in Demand For Compensation. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.09       Break Funding Payments.

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 3.12 hereof, then, in any such event, Borrower shall pay to Lender an administrative fee of $250.00 and compensate Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to Lender shall be deemed to include an amount determined by Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

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Section 3.10       Taxes.

(a)             Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.10), Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by the Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for, Other Taxes.

(c)             Evidence of Payments. Promptly after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.10, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(d)            Indemnification by the Borrower. Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

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(e)             Status of Lender. (i) If at any time Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by Borrower, Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.10(e)(ii)(A) and (ii)(B) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed third party out-of-pocket cost or expense or would materially prejudice the legal or commercial position of Lender.

(ii)            Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A)           Lender shall deliver to Borrower, from time to time upon the reasonable request of Borrower, executed originals of IRS Form W-9 certifying that Lender is exempt from U.S. Federal backup withholding tax; and

(B)           if a payment made to Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

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(f)             Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.10 (including by the payment of additional amounts pursuant to this Section 3.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.10 with respect to the Taxes giving rise to such refund), net of all third party out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)            Survival; Defined Terms. Each party’s obligations under this Section 3.10 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document. For purposes of this Section 3.10, the term “applicable law” includes FATCA.

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Section 3.11       Payments Generally; Late Fee.

(a)             Payments Generally. Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 3.08, Section 3.09 or Section 3.10, or otherwise) prior to 2:00 p.m., Central Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of Lender be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Lender at its offices at 700 North Pearl Street, Floor 13, Dallas, Texas 75201-7424, Mail Code TX1-2625, except that payments pursuant to Section 3.08, Section 3.09, Section 3.10 and 10.03 hereof shall be made directly to the Persons entitled thereto. Lender shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

(b)            Application of Insufficient Funds. If at any time insufficient funds are received by and available to Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of fees, indemnities and expense reimbursements then due hereunder, (ii) second, towards payment of interest then due hereunder, and (iii) third, towards payment of principal then due hereunder and Swap Obligations then due on a pari passu basis. Notwithstanding the foregoing, Lender shall have the right to apply repayments and proceeds of collateral to the Obligations in any order, in its sole discretion.

(c)             Late Fee. If any payment (other than payment of principal on the stated Maturity Date) is not received by Lender within 10 days after its due date (whether as stated, by acceleration, or otherwise), Lender may assess and Borrower agrees to pay a late fee equal to the lesser of five percent (5%) of the past due amount or $1,500. Borrower shall pay the late fee upon demand by Lender. Such late fee is in addition to any other rights and remedies of Lender hereunder.

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Section 3.12       Mitigation of Increased Costs.

If Lender requests compensation under Section 3.10 hereof, or if Borrower is required to pay any Indemnified Taxes or additional amounts to Lender or any Governmental Authority for the account of Lender pursuant to Section 3.12 hereof, then Lender shall use reasonable efforts to designate a different lending office for funding or booking the Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.08 or Section 3.10 hereof, as the case may be, in the future and (ii) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

Section 3.13       Extension Options.

(a)             First Extension Option. At the written request of Borrower made at least thirty (30) but not more than one hundred twenty (120) days prior to the Initial Maturity Date, the Maturity Date shall be extended to the one-year anniversary of the Initial Maturity Date (the “First Extended Maturity Date”) provided that the following conditions are satisfied:

(i)              Borrower has delivered to Lender evidence acceptable to Lender (which evidence shall be a new Appraisal timely obtained by Lender) that, as of the Initial Maturity Date, the Loan-to-Value Ratio does not exceed 50% and that the Debt Service Coverage Ratio is not less than 1.40:1.0;

(ii)            On or before the Initial Maturity Date, Lender shall have received an extension fee in an amount equal to 0.125% of the outstanding principal balance of the Loan;

(iii)          No Default or Unmatured Default shall have occurred and be continuing on the Initial Maturity Date;

(iv)          All representations and warranties made hereunder or under any of the other Loan Documents shall be true and correct in all material respects as of the Initial Maturity Date, except to the extent such representation and warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct as of such specified date; and

(v)            Lender has received reasonably satisfactory documentation evidencing the extension executed by Borrower and consented to by the Guarantor and Borrower shall have paid all of Lender’s costs and expenses in connection with such extension in accordance with Section 10.03.

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(b)            Second Extension Option. At the written request of Borrower made at least thirty (30) but not more than one hundred twenty (120) days prior to the First Extended Maturity Date, the Maturity Date shall be further extended to the first anniversary of the First Extended Maturity Date, provided that the following conditions are satisfied:

(i)              The Maturity Date has previously been extended to the First Extended Maturity Date pursuant to the provisions of Section 3.13(a) hereof;

(ii)            Borrower has delivered to Lender evidence acceptable to Lender (which evidence shall be a new Appraisal timely obtained by Lender) that, as of the First Extended Maturity Date, the Loan-to-Value Ratio does not exceed 50% and that the Debt Service Coverage Ratio is not less than 1.40:1.0;

(iii)          On or before the First Extended Maturity Date, Lender shall have received an extension fee in an amount equal to 0.125% of the outstanding principal balance of the Loan;

(iv)          No Default or Unmatured Default shall have occurred and be continuing on the First Extended Maturity Date;

(v)            All representations and warranties made hereunder or under any of the other Loan Documents shall be true and correct in all material respects as of the First Extended Maturity Date, except to the extent such representation and warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct as of such specified date; and

(vi)          Lender has received reasonably satisfactory documentation evidencing the extension executed by Borrower and consented to by the Guarantor and Borrower shall have paid all of Lender’s costs and expenses in connection with such extension in accordance with Section 10.03.

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ARTICLE IV
GENERAL COVENANTS

Section 4.01       Liens, Taxes, and Governmental Claims.

(a)             Liens. Borrower shall pay, satisfy and obtain the release of all other claims and Liens affecting or purporting to affect the title to, or which may be or appear to be Liens on, the Mortgaged Property or any part thereof (other than the Permitted Encumbrances), and all costs, charges, interest and penalties on account thereof, including without limitation the claims of all Persons supplying labor or materials to the Mortgaged Property, and to give Lender, upon demand, evidence satisfactory to Lender of the payment, satisfaction or release thereof. Notwithstanding the foregoing, nothing herein contained shall require Borrower to pay any claims or Liens which Borrower in good faith disputes and which Borrower, at its own expense, is currently and diligently contesting, provided that Borrower complies with the provisions of Section 4.01(c) hereof.

(b)            Taxes. Borrower agrees to pay or cause to be paid, prior to the date they would become delinquent if not paid, any and all taxes, assessments and governmental charges whatsoever levied upon or assessed or charged against the Mortgaged Property, including all water and sewer taxes, assessments and other charges, fines, impositions and rents, if any. If requested by Lender, Borrower shall give to Lender a receipt or receipts, or certified copies thereof, evidencing every such payment by Borrower, not later than forty-five (45) days after such payment is made. Notwithstanding the foregoing, nothing herein contained shall require Borrower to pay any taxes, assessments or governmental charges which Borrower in good faith disputes and which Borrower, at its own expense, is currently and diligently contesting, provided that applicable law allows non-payment thereof during the pendency of such contest, and provided further that Borrower complies with the provisions of Section 4.01(c) hereof.

(c)             Contest. Borrower shall not be required to pay any taxes, claims or governmental charges, or claims, or Liens being contested in accordance with the provisions of Section 4.01(a) or (b) hereof, as the case may be, so long as (i) Borrower diligently prosecutes such dispute or contest to a prompt determination in a manner not prejudicial to Lender and promptly pays all amounts ultimately determined to be owing, and (ii) Borrower provides security for the payment of such tax, assessment or governmental charge, or claim, or Lien (together with interest and penalties relating thereto) in an amount and in form and substance satisfactory to Lender. If Borrower shall fail to pay any such amounts ultimately determined to be owing or to proceed diligently to prosecute such dispute or contest as provided herein, then, upon the expiration of

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ten (10) days after written notice to Borrower by Lender of Lender’s determination thereof, in addition to any other right or remedy of Lender, Lender may, but shall not be obligated to, discharge the same, and the cost thereof shall be reimbursed by Borrower to Lender. The payment by Lender of any delinquent tax, assessment or governmental charge, or any claim, or Lien which Lender in good faith believes might be prior hereto, shall be conclusive between the parties as to the legality and amount so paid, and Lender shall be subrogated to all rights, equities and liens discharged by any such expenditure to the fullest extent permitted by law.

Section 4.02       Leases.

(a)             Affirmative Covenants. Borrower shall (i) duly and punctually observe, perform and discharge in all material respects the obligations, terms, covenants, conditions and warranties of Borrower as landlord under the Leases, (ii) give prompt notice to Lender of any failure on the part of Borrower to observe, perform and discharge the same or of any written claim made by any Lessee of any such failure by Borrower, (iii) enforce the performance of each and every material obligation, term, covenant, condition and agreement in the Leases to be performed by any Lessee or any guarantor, (iv) appear in and defend any action or proceeding arising under, occurring out of or in any manner connected with the Leases or the obligations, duties or liabilities of Borrower and any Lessee thereunder, do so in the name and on behalf of Lender upon request by Lender, but at the expense of Borrower, and pay all costs and expenses of Lender, including reasonable attorneys’ fees and disbursements, in any action or proceeding in which Lender may appear, (v) cause each Lessee under a Major Lease to execute and deliver to Lender subordination, non-disturbance and attornment agreements acceptable to Lender promptly upon execution of such Major Lease (with such revisions as shall be reasonably acceptable to Lender), (vi) at the request of Lender, in confirmation of the assignment and transfer contemplated by the Assignment of Rents, execute and deliver to Lender assignments and transfers of all future Leases upon the same terms and conditions as contained in the Assignment of Rents, and (vii) make, execute and deliver to Lender upon demand and at any time or times, any and all assignments and other documents and instruments which Lender may deem advisable to carry out the true purposes and intent of the assignment set forth in the Assignment of Rents.

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(b)            Negative Covenants. Unless Borrower first obtains the written consent of Lender, Borrower shall not (i) cancel, terminate or consent to any surrender of any Major Lease unless such Major Lease is promptly replaced with a Lease with comparable or better terms or unless compelled to do under court order, (ii) commence any action of ejectment or any summary proceedings for dispossession of any Lessee under any Major Lease or exercise any right of recapture provided in any Major Lease unless such Major Lease is promptly replaced with a Lease with comparable or better terms, (iii) materially and adversely modify or alter the terms of any Major Lease, (iv) waive or release any Lessee or any guarantors under a Major Lease from any material obligations or conditions to be performed by such Lessee or guarantors, (v) enter into any Lease of any part of the Mortgaged Property unless such Lease constitutes an Approved Lease, (vi) renew or extend the term of any Major Lease, except as required under the terms of such Lease, (vii) except as required under the terms of a Major Lease, consent to any subletting of the Premises under a Major Lease, to any assignment of any Major Lease by the Lessee thereunder, or to any assignment of or further subletting of any sublease of any Major Lease, (viii) receive or collect any Rents from any Lessee for a period of more than one month in advance, (ix) further pledge, transfer, mortgage or otherwise encumber or assign future payments of Rents, or (x) waive, excuse, condone, discount, set off, compromise, or in any manner release or discharge any Lessee under any Lease of and from any material obligations, covenants, conditions and agreements to be kept, observed and performed by such Lessee, including the obligation to pay Rents thereunder, in the manner and at the time and place specified therein.

Section 4.03       Operations of Borrower.

(a)             Without limitation of any other provisions of this Agreement or any other Loan Document, Borrower hereby represents, warrants, covenants and agrees that it has not and shall not:

(i)              engage in any business or activity other than the acquisition, development, construction, ownership, leasing, operation and maintenance of the Mortgaged Property, and activities incidental thereto;

(ii)            acquire or own any material asset other than the Property, the Improvements, and such incidental personal property as may be necessary for the construction and operation of the Improvements;

(iii)          merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case the prior written consent of Lender;

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(iv)          fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of Borrower’s organizational documents;

(v)            own any subsidiary or make any investment in or acquire the obligations or securities of any other Person without the prior written consent of Lender;

(vi)          commingle its assets with the assets of any of its partner(s), members, shareholders, Affiliates, or of any other Person or transfer any assets to any such Person other than distributions on account of equity interests in Borrower permitted hereunder and properly accounted for;

(vii)        incur any Indebtedness other than Permitted Indebtedness;

(viii)      allow any Person to pay its debts and liabilities or fail to pay its debts and liabilities solely from its own assets;

(ix)          fail to maintain its records, books of account and bank accounts separate and apart from those of the shareholders, partners, members, principals and Affiliates of Borrower, the affiliates of a shareholder, partner or member of Borrower, and any other Person or fail to prepare and maintain its own financial statements in accordance with GAAP and susceptible to audit, or if such financial statements are consolidated, fail to cause such financial statements to contain footnotes disclosing that the Mortgaged Property is actually owned by Borrower;

(x)            enter into any contract or agreement with any shareholder, partner, member, principal or Affiliate of Borrower, any Guarantor or any shareholder, partner, member, principal or Affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any shareholder, partner, member, principal or Affiliate of Borrower or Guarantor, or any shareholder, partner, member, principal or Affiliate thereof;

(xi)          seek dissolution or winding up, in whole or in part;

(xii)        fail to correct any known misunderstandings regarding the separate identity of Borrower;

(xiii)      hold itself out to be responsible or pledge its assets or credit worthiness for the Indebtedness of another Person or allow any Person to hold itself out to be responsible or pledge its assets or credit worthiness for the Indebtedness of Borrower (except pursuant to the Loan Documents);

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(xiv)       make any loan or advances to any third party, including any shareholder, partner, member, principal or Affiliate of Borrower, or any shareholder, partner, member, principal or Affiliate thereof;

(xv)         fail to file its own tax returns or tax returns consolidated with those of its parent or to use separate contracts, purchase orders, stationery, invoices and checks;

(xvi)       fail either to hold itself out to the public as a legal entity separate and distinct from any Person or to conduct its business solely in its own name in order not (i) to mislead others as to the entity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the Indebtedness of any third party (including any shareholder, partner, member, principal or affiliate of Borrower, or any shareholder, partner, member, principal or Affiliate thereof);

(xvii)     fail to allocate fairly and reasonably among Borrower and any third party (including, without limitation, any Guarantor) any overhead for common employees, shared office space or other overhead and administrative expenses;

(xviii)   allow any Person to pay the salaries of its own employees or fail to maintain a sufficient number of employees for its contemplated business operations;

(xix)       fail to maintain adequate capital for the normal obligations reasonably foreseeable for the following 30 day period (including for obligations which are annual or semi-annual) in a business of its size and character and in light of its contemplated business operations;

(xx)         file a voluntary petition or otherwise initiate proceedings seeking liquidation, reorganization or other relief under any Federal, state or foreign Debtor Relief Laws, for Borrower or any general partner, manager or managing member of Borrower, or consent to the institution of, or fail to contest in a timely and appropriate manner, and proceeding or petition under Debtor Relief Laws against Borrower or any general partner, manager or managing member of Borrower, or file a petition seeking or consenting to reorganization or relief of Borrower or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of Borrower or any general partner, manager or managing member of Borrower or of all or any substantial part of the properties and assets of Borrower or any general partner, manager or managing member of Borrower, or make any general assignment for the benefit of creditors of Borrower or any general partner, manager or managing member of Borrower, or admit in writing in any insolvency proceeding the inability of Borrower or any general partner, manager or managing member of Borrower to pay its debts generally as they become due or declare or effect a moratorium on Borrower or any general partner, manager or managing member of Borrower debt or take any action in furtherance of any such action;

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(xxi)       share any common logo with or hold itself out as or be considered as a department or division of (x) any shareholder, partner, principal, member or Affiliate of Borrower, (y) any Affiliate of a shareholder, partner, principal, member or Affiliate of Borrower, or (z) any other Person, or allow any Person to identify Borrower as a department or division of that Person; or

(xxii)     conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of Borrower or the creditors of any other Person.

The foregoing provisions of this Section 4.03 shall not operate to prohibit Borrower from entering into Swap Agreements otherwise permitted under this Agreement.

Section 4.04       Appraisals.

Lender shall have the right to order new Appraisals of the Mortgaged Property from time to time. Each Appraisal is subject to review and reasonable approval by Lender. Borrower agrees upon demand to pay to Lender the cost and expense for such Appraisals and a fee for Lender’s review of each Appraisal. Borrower’s obligation to pay such cost and expense shall be limited to one Appraisal every two (2) years, unless the Appraisal is ordered after the occurrence of a Default or is required by Legal Requirement or is required in connection with Borrower’s exercise of an extension option pursuant to Section 3.12.

Section 4.05       Prohibited Distributions.

After the occurrence and during the continuation of a Default, Borrower shall not make any dividend or distribution to its members, or make any other payment to Persons holding a direct or indirect ownership interest in or engage in any transaction that has a substantially similar effect;

Section 4.06       Borrower’s Right to Contest Legal Requirements.

Notwithstanding any provision of this Agreement or any of the other Loan Documents to the contrary, no Default or Unmatured Default shall occur hereunder as a result of the failure of Borrower or the Property or Improvements to comply with any Legal Requirement, including, without limitation, Environmental Laws, so long as the following conditions are satisfied:

(a)             Borrower is contesting the applicability of such Legal Requirement to Borrower or the Property or Improvements in good faith and has so notified Lender;

(b)            Borrower has properly commenced and is diligently pursuing such contest;

(c)             the contest will not materially impair the ability to ultimately comply with the contested Legal Requirement should the contest not be successful;

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(d)            Borrower demonstrates to Lender’s satisfaction that Borrower has the financial capability to undertake and pay for such contest and any corrective or remedial action then or thereafter likely to be necessary;

(e)             Lender is not at risk for any material liability due to Borrower’s non-compliance with such Legal Requirement; and

(f)             Borrower’s non-compliance with such Legal Requirement will not result in a Lien or charge on the Property or the Improvements, the enforcement of which is not stayed by such contest or insured over to the reasonable satisfaction of Lender.

Section 4.07       Government Regulation.

Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

Section 4.08       Financial Information and Other Deliveries.

(a)             Borrower.

(i)              Within forty-five (45) days after the end of each of Borrower’s fiscal quarters ending in March, June and September of each fiscal year, Borrower shall deliver to Lender (i) an operating statement (showing actual to budgeted results) and a lease status report (including a rent roll) for the Property and Improvements, each dated as of the last day of such fiscal quarter, and (ii) a balance sheet, statement of operations and statement of cash flow for Borrower, each dated as of the last day of such fiscal quarter, in form and substance satisfactory to Lender and certified by the chief financial officer or chief accounting officer of Guarantor.

(ii)            Within one hundred twenty (120) days after the end of each of Borrower’s fiscal years, Borrower shall deliver to Lender a balance sheet, statement of operations and statement of cash flow for Borrower, each dated as of the last day of such fiscal year, in form and substance reasonably satisfactory to Lender and certified by the chief financial officer or chief accounting officer of Guarantor.

(iii)          Borrower shall promptly deliver to Lender written notice of the occurrence of any Default or Unmatured Default or the occurrence of an event which would make representation or warranty contained herein untrue or misleading in any material respect as of the date of such event.

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(iv)          Within forty-five (45) days after each Test Date, Borrower shall deliver to Lender a certificate (a “Compliance Certificate”), dated as of such Test Date, in form and substance satisfactory to Lender and certified by the chief financial officer or chief accounting officer of Guarantor, certifying the Debt Service Coverage Ratio as of such Test Date, together with such supporting documentation as Lender may reasonably request.

(v)            Borrower shall deliver to Lender such other information and materials with respect to Borrower, the Mortgaged Property, the Project, the Guarantor, or compliance with the terms of this Agreement, as Lender may reasonably request.

(b)            Guarantor.

(i)              Within sixty (60) days after the end of each of Guarantor’s fiscal quarters, Borrower shall deliver to Lender, in the form of Guarantor’s Form 10-Q report filed with the Securities and Exchange Commission, which includes a balance sheet, statement of operations and statement of cash flow for Guarantor, each dated as of the last day of such fiscal quarter;

(ii)            Within one hundred twenty (120) days after the end of each of Guarantor’s fiscal years, Borrower shall deliver to Lender, in the form of Guarantor’s Form 10-K report filed with the Securities and Exchange Commission, a balance sheet, a statement of operations and a statement of cash flow for Guarantor, each dated as of the last day of such fiscal year;

(iii)          Borrower shall deliver to Lender such other information and materials with respect to Guarantor as Lender shall reasonably request.

Section 4.09       Hazardous Substances.

Borrower warrants, represents and covenants as follows:

(a)             Report; Compliance with Environmental Laws. Borrower has caused the preparation of that certain Phase I Environmental Site Assessment of the Property, prepared by CBRE, dated as of March 24, 2014 (the “Report”), and except as disclosed in the Report, to the actual knowledge of Borrower, Borrower and the Property are not in violation of any Environmental Laws.

(b)            No Liens, Notices or Actions. Except as disclosed in the Report, neither Borrower nor the Property are subject to any private or governmental Lien or judicial or administrative notice or action pending, or to Borrower’s actual knowledge, threatened, relating to Hazardous Substances or the environmental condition of the Property.

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(c)             No Hazardous Substances; Compliance with Environmental Laws. Except as disclosed in the Report, to Borrower’s actual knowledge, no Hazardous Substances are located on or have been stored, processed or disposed of on or released or discharged from (including ground water contamination) the Property, and no above or underground storage tanks exist on the Property. Borrower shall not allow any Hazardous Substances to be stored, located, discharged, possessed, managed, processed or otherwise handled on the Property and shall comply with all Environmental Laws affecting the Property.

(d)            Notice. Borrower shall immediately notify Lender should Borrower become aware of (i) any Hazardous Substance or other environmental problem or liability with respect to the Property or (ii) any Lien, action, or notice of the nature described in Section 4.09 above.

Section 4.10       ERISA.

(a)             Plan Assets; Compliance; No Material Liability. Borrower hereby covenants and agrees that (i) Borrower shall not use any Plan Assets to repay or secure the Obligations, (ii) no assets of Borrower or Guarantor are or will be Plan Assets, (iii) each Employee Benefit Plan will be in material compliance with all applicable requirements of ERISA and the Code except to the extent any defects can be remedied without material liability to Borrower under Revenue Procedure 2008-50 or any similar procedure, and (iv) Borrower will not have any material liability under Title IV of ERISA or Section 412 of the Code with respect to any Employee Benefit Plan.

(b)            Transfer of Interests. In addition to the prohibitions set forth in this Agreement and the other Loan Documents, and not in limitation thereof, Borrower hereby covenants and agrees that Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interests or rights (direct or indirect) in any Loan Document or any portion of the Mortgaged Property or attempt to do any of the foregoing or suffer any of the foregoing, or permit any party with a direct or indirect interest or right in any Loan Document or any portion of the Mortgaged Property to do any of the foregoing, if such action would cause this Agreement, any of the other Loan Documents, or the Obligations or the exercise of any of Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Code (unless Borrower furnishes to Lender a legal opinion satisfactory to Lender that the transaction is exempt from the prohibited transaction provisions of ERISA and the Code) or would otherwise result in the Mortgaged Property, or assets of Borrower or Guarantor being Plan Assets.

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(c)             Indemnity. Borrower hereby agrees to indemnify Lender, its Affiliates, and their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not Lender or any Affiliate is a party thereto) which any of them may actually pay or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in Lender’s judgment by reason of the inaccuracy of the representations and warranties set forth in Section 6.01(i) hereof or a breach of the provisions set forth in this Section 4.10. The obligations of Borrower under this Section 4.10 shall survive the termination of this Agreement.

Section 4.11       Compliance with Laws. Borrower shall, comply with all Legal Requirements applicable to it or its property (including, without limitation, the Mortgaged Property), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect.

Section 4.12       Sanctions Laws and Regulations.

(a)             The Borrower shall not, directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations , or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.

(b)            None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations.

Section 4.13       Debt Service Coverage Covenant. In the event that the Debt Service Coverage Ratio determined as of any Test Date is less than 1.40:1.00, Borrower shall, at its option, either (1) pay to Lender, not later than sixty (60) days following such Test Date, as a principal payment of the Loan an amount (the “DSCR Shortfall”) that would reduce the outstanding principal balance of the Loan by the amount required to achieve a Debt Service Coverage ratio of 1.40:1.00 calculated as of such Test Date, or (2) pay to Lender on the twentieth (20th) of each calendar month after the month in which such determination is made, one hundred percent (100%) of the NOI for the prior month. Such monthly payments of NOI shall continue until the entire DSCR Shortfall payment has been made. In the event that the DSCR Shortfall payment has not been made on or before the date that is the 20th day of the sixth month following the determination of the DSCR Shortfall, Borrower shall pay Lender any unpaid portion of the DSCR Shortfall on such date.

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Section 4.14       Ground Lease. Borrower will not modify, amend, terminate or waive any provision of the Ground Lease without the prior written consent of Lender, in its sole and absolute discretion.

ARTICLE V
COLLATERAL ASSIGNMENT AND SECURITY AGREEMENT

Section 5.01       Permits

(a)             Collateral Assignment and Security Agreement. As additional security for the Obligations, Borrower hereby sells, assigns, transfers and sets over and grants to Lender, a security interest in, all of Borrower’s right, title and interest in and to all Permits.

(b)            Remedies Upon Default. Upon the occurrence and during the continuance of a Default, Lender shall have the right but not the obligation, and Borrower hereby authorizes Lender, to enforce Borrower’s rights with respect to the Permits.

(c)             Power of Attorney. Effective upon the occurrence and during the continuance of a Default, Borrower hereby irrevocably constitutes and appoints Lender as its attorney-in-fact, coupled with an interest, to demand, receive and enforce Borrower’s rights with respect to the Permits, to give appropriate receipts, releases and satisfactions for and on behalf of Borrower and to do any and all acts in the name of Borrower or in the name of Lender with the same force and effect as if Borrower had performed such acts.

(d)            License. Provided no Default has occurred and is continuing, Borrower shall have the right under a license granted hereby to exercise its rights with respect to the Permits. The license granted hereby shall be revoked at Lender’s option upon written notice from Lender to Borrower after the occurrence and during the continuance of a Default.

(e)             No Assumption of Liabilities. Lender does not hereby assume any of Borrower’s obligations or duties with respect to the Permits, including, without limitation, the obligation to pay for the preparation or issuance thereof.

(f)             No Prior Conveyance or Limiting Action. Borrower represents and warrants that it has not previously conveyed, transferred or assigned the Permits or any right, title or interest therein and has not executed any other instrument which might prevent or limit Lender from operating under the terms and provisions of the assignment contemplated hereby, and Borrower covenants and agrees not to do any of the foregoing.

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Section 5.02       Project Documents and Swap Agreements.

(a)             Collateral Assignment and Security Agreement. As additional security for the Obligations, Borrower hereby sells, assigns, transfers and sets over and grants to Lender, a security interest in, all of its right, title and interest in and to the Project Documents and any Swap Agreements.

(b)            Performance; Enforcement. Borrower shall perform and observe in a timely manner all material covenants, conditions, obligations and agreements on the part of Borrower to be performed or observed under the Project Documents and any Swap Agreements. Borrower shall not waive, excuse, condone or in any manner release or discharge any party to a Project Document or any Swap Agreement from any material covenants, conditions, obligations or agreements to be performed or observed by such party under such Project Document or Swap Agreement, as applicable, but shall, at its sole cost and expense, enforce and secure the performance of all material covenants, conditions, obligations and agreements to be observed by all parties under the Project Documents and any Swap Agreements.

(c)             Remedies Upon Default. Upon the occurrence and during the continuance of a Default, Lender shall have the right but not the obligation, and Borrower hereby authorizes Lender to enforce Borrower’s rights under the Project Documents and any Swap Agreements and to receive the performance of any other Person that is a party to the Project Documents and any Swap Agreements.

(d)            Notices of Default. Borrower shall send to Lender any written notice of default or breach of or under the Project Documents or any Swap Agreements that Borrower sends to (such notice to Lender to be sent simultaneously therewith) or receives from (such notice to Lender to be sent immediately upon receipt by Borrower thereof) any Person that is a party to any Project Document or Swap Agreement.

(e)             Power of Attorney. Effective upon the occurrence and during the continuance of a Default, Borrower hereby irrevocably constitutes and appoints Lender as its attorney-in-fact, coupled with an interest, to demand, receive and enforce Borrower’s rights with respect to the Project Documents and any Swap Agreements, to give appropriate receipts, releases and satisfactions for and on behalf of Borrower and to do any and all acts in the name of Borrower or in the name of Lender with the same force and effect as if Borrower had performed such acts.

(f)             License. Provided no Default has occurred and is continuing, Borrower shall have the right under a license granted hereby to exercise its rights under the Project Documents and any Swap Agreements. The license granted hereby shall be revoked at Lender’s option upon written notice from Lender to Borrower after the occurrence and during the continuance of a Default.

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(g)            No Assumption of Liability. Lender does not hereby assume any of Borrower’s obligations or duties under the Project Documents or any Swap Agreements, including, without limitation, the obligation to pay for services rendered thereunder.

(h)            Validity and Enforceability of Project Documents and Swap Agreements. Borrower represents and warrants that, to Borrower’s actual knowledge, the Project Documents and any Swap Agreements are valid, binding and enforceable (subject to Debtor Relief Laws and general equitable principles), are in full force and effect, and there are no material breaches or defaults thereunder and no events have occurred which with notice and/or lapse of time will constitute a material breach or default thereunder by Borrower or any Affiliate of Borrower. Borrower represents and warrants that it has full power, right and authority to execute and enter into the Project Documents and any Swap Agreements.

(i)              No Prior Conveyance or Limiting Actions. Borrower represents and warrants that it has not previously conveyed, transferred or assigned the Project Documents or any Swap Agreements or any right, title or interest therein and has not executed any other instrument which might prevent or limit Lender from operating under the terms and provisions of the assignment contemplated hereby, and Borrower covenants and agrees not to do any of the foregoing.

(j)              Execution and Amendment of Project Documents. Borrower represents and warrants that, as of the date hereof, the only Project Documents in existence are the Property Management Agreement. Borrower shall not enter into any other Project Document or Swap Agreement, or alter, amend or change in any material respect, or terminate or cancel, any Project Document or Swap Agreement, in each case without obtaining Lender’s prior written consent. Lender may require, as a condition to its approval of a Project Document or Swap Agreement, the execution by the contracting party of an agreement, in form and substance acceptable to Lender, whereby said contracting party (i) acknowledges the provisions of this Section 5.03, (ii) subordinates its claims against Borrower to payment in full of the Obligations and to the rights of Lender under the Loan Documents and (iii) agrees that upon the occurrence and during the continuance of a Default, Lender has the right (but not the obligation) to terminate the subject Project Document.

Section 5.03       Reassignment.

Upon the indefeasible payment by Borrower in full of all of the Obligations and termination of the Commitment, all of Lender’s interest in the Permits and the Material Agreements shall automatically be deemed reassigned to Borrower (or terminated if so requested by Borrower) and Lender shall have no further interest therein. Upon written request from Borrower, Lender shall, at Borrower’s expense, execute such documentation as is reasonably necessary to reassign or terminate such interest without recourse to Lender.

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Section 5.04       Additional Instruments.

At Lender’s request, Borrower shall execute and deliver to Lender any and all assignments and other documents and instruments reasonably necessary to confirm the collateral assignments contemplated by this ARTICLE V.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.01       Representations and Warranties.

As a material inducement to Lender to enter into this Agreement, and as an express condition to each Advance made hereunder, Borrower hereby represents and warrants, as follows:

(a)             Existence; Power and Authority. Borrower is a limited liability company duly formed and validly existing in the State of Delaware and in good standing under the laws of the States of Delaware and Arkansas, with requisite power and authority to (i) incur the Obligations, and (ii) execute, deliver and perform this Agreement and the other Loan Documents to which it is a party.

(b)            Authorization; No Conflict. Borrower’s execution and delivery to Lender of this Agreement and the other Loan Documents and the full and complete performance of the provisions thereof (i) are authorized by Borrower’s operating agreement; (ii) have been duly authorized by all requisite member actions; (iii) do not require the approval or consent of any Governmental Authority having jurisdiction over Borrower or any of the Mortgaged Property; and (iv) will not result in any breach of, or constitute a default under, or result in the creation of any Lien, (other than those contained in any of the Loan Documents) upon any property or assets of Borrower under any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument or agreement to which Borrower is a party or by which Borrower or any of the Mortgaged Property is bound.

(c)             Title. Borrower is the sole legal and beneficial owner of the Mortgaged Property free and clear of all Liens other than the Permitted Encumbrances.

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(d)            Financial Statements. Any and all balance sheets, statements of income or loss, and financial statements heretofore furnished to Lender with respect to Borrower and Guarantor are true and correct in all material respects as of the dates thereof, and fully and accurately present the financial condition of the subjects thereof as of the dates thereof, and no material adverse change has occurred in the financial condition reflected therein since the dates of the most recent thereof, provided, however, that with respect to any information relating to the income and expenses of the Property for the period preceding Borrower’s acquisition thereof, such information is to the knowledge of the Borrower based on the information received from the prior owner. Neither Borrower nor Guarantor has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments which are reasonably likely to result in a material adverse effect on the Mortgaged Property or the development, construction or operation of the Improvements as contemplated by the Loan Documents or on the financial condition of Borrower or Guarantor or their respective abilities to perform their obligations under the Loan Documents and the Project Documents.

(e)             Litigation. There are no actions, suits or other legal proceedings pending, or to the actual knowledge of Borrower, threatened, against or affecting Borrower, the Mortgaged Property, or the Guarantor which (i) if adversely determined would materially and adversely affect the ability of Borrower or Guarantor to perform its respective obligations under the Loan Documents or Project Documents or would have a material adverse effect on the use or value of the Mortgaged Property, or (ii) challenge the validity or enforceability of the Loan Documents or the priority of the Lien and security interest created thereby.

(f)             Legal Compliance. The Improvements and the use and occupancy thereof will comply in all material respects with all applicable Legal Requirements. Neither the zoning nor any other right to use or operate the Improvements is to any extent dependent upon or related to any real estate other than the Property.

(g)            Services and Utilities. All streets, easements, utilities and related services necessary for the operation of the Improvements for their intended purpose are, or when required, will be, available to the Property.

(h)            Enforceability. Each Loan Document executed by Borrower constitutes a legal and binding obligation of, and is valid and enforceable against, Borrower in accordance with the terms thereof (subject to Debtor Relief Laws and general equitable principles) and is not subject to any right of rescission, set-off, counterclaim or defense.

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(i)              ERISA. Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA or a “plan” as defined in Section 4975(e)(1) of the Code. Each Employee Benefit Plan is in material compliance with all applicable requirements under ERISA and the Code, and, to the extent that such Employee Benefit Plan is also intended to be “qualified” within the meaning of Section 401(a) of the Code, it is in material compliance with the applicable requirements under the Code, except to the extent that any defects can be remedied without material liability to Borrower under Revenue Procedure 2008-50 or any similar procedure. None of the Employee Benefit Plans is subject to the requirements of Section 412 of the Code, Part 3 of Title I of ERISA or Title IV of ERISA or is a “multiemployer plan” as defined in Section 3(37) of ERISA. Borrower has no material liability under Title IV of ERISA or Section 412 of the Code with respect to any Employee Benefit Plan.

(j)              Legal Parcel; Separate Tax Parcel. The Mortgaged Property is taxed separately and does not include any other property, and for all purposes the Property may be mortgaged, conveyed and otherwise dealt with as a separate legal parcel.

(k)            Leases and Rents. Borrower has good and marketable title to the Leases and rents free and clear of all claims, and Liens other than the Permitted Encumbrances. To the knowledge of Borrower, the Leases are valid and unmodified and are in full force and effect and Borrower is not in default of any of the material terms or provisions of the Leases. The rents now due or to become due for any periods subsequent to the date hereof have not been collected and payment thereof has not been anticipated for a period of more than one month in advance, waived or released, discounted, set off or otherwise discharged or compromised. Borrower has not received any funds or deposits from any Lessee for which credit has not already been made on account of accrued rents other than security deposits required by the Leases.

(l)              Compliance with Laws and Agreements. Except where the failure to do so, individually or in the aggregate could not reasonably be expected to result in a material adverse effect, the Borrower and each of its subsidiaries is in compliance with (i) its charter, by-laws or other organizational documents, (ii) all Requirements of Law applicable to it or its property (including, without limitation, the Mortgaged Property) and (iii) all indentures, agreements and other instruments binding upon it or its property (including, without limitation, the Mortgaged Property). No Default has occurred and is continuing.

(m)          Ownership of Borrower. Guarantor is the sole owner of 100% of the membership interests in each Borrower free and clear of any Liens.

(n)            Sanctions Laws and Regulations. None of the Borrower, or to the best of its knowledge any of its directors, officers, brokers or other agents acting or benefiting in any capacity in connection with this Agreement or any other capital raising transaction involving any Lender, or any of its Affiliates is a Designated Person.

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Section 6.02       Nature of Representations and Warranties.

All representations and warranties made in this Agreement or any other Loan Document or in any certificate or other document delivered to Lender pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE VII
INSURANCE AND CONDEMNATION

Section 7.01       Insurance and Casualty.

(a)             Required Insurance Coverage. Borrower, at its expense, shall maintain and provide to Lender copies of policies or other satisfactory evidence of insurance providing the following:

(i)              Commercial General Liability Insurance with limits of not less than $1,000,000 per occurrence combined single limit and $2,000,000 in the aggregate for the policy period, or in whatever higher amounts as may be required by Lender from time to time by notice to Borrower (with deductibles acceptable to Lender), and extended to cover: (a) Contractual Liability assumed by Borrower with defense provided in addition to policy limits for indemnities of the named insured, (b) if any of the work is subcontracted, Independent Contractors Liability providing coverage in connection with such portion of the work which may be subcontracted, (c) Broad Form Property Damage Liability, (d) Products & Completed Operations for coverage, such coverage to apply for two years following completion of construction, (e) waiver of subrogation against all parties named additional insured, (f) severability of interest provision, and (g) Personal Injury & Advertisers Liability.

(ii)            Automobile Liability including coverage on owned, hired and non-owned automobiles and other vehicles, if applicable, with Bodily Injury and Property Damage limits of not less than $1,000,000.00 per occurrence combined single limit, with a waiver of subrogation against all parties named as additional insured.

(iii)          Umbrella/Excess Liability in excess of Commercial General Liability, Automobile Liability and Employers’ Liability coverages which is at least as broad as these underlying policies with a limit of liability of $10,000,000.00 (for the Loan greater than $10,000,000.00).

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(iv)          All-Risk Property (Special Cause of Loss) Insurance including, without limitation, coverage for loss or damage to the Property and Improvements by fire and other perils including windstorm, earth movement and malicious mischief, building ordinance extension endorsement (including cost of demolition, increased costs of construction and the value of the undamaged portion of the building and soft costs coverage), and boiler and machinery coverage (if separate policy, that policy must include loss of rents or business interruption coverage), as specified by the Lender. The policy shall be in an amount not less than the full insurable value on a replacement cost basis of the insured Property and Improvements and personal property related thereto (without deduction for depreciation). If the policy is a blanket policy covering the Property and Improvements and one or more other properties, the policy must specify the dollar amount of the total blanket limit of the policy that is allocated to each property, and the amount so allocated to the Property and Improvements must not be less than the full insurable value on a replacement cost basis. During any construction period, such policy shall be written in the so-called “Builder’s Risk Completed Value Non-Reporting Form” with no coinsurance requirement and shall contain a provision granting the insured permission to occupy prior to completion. Such policy shall not contain an exclusion for terrorist losses. However, if such an exclusion exists in the All-Risk policy, a separate Terrorism policy covering Certified Acts of Terrorism must be evidenced to the Lender in an amount equal to the full replacement cost of the Property and Improvements, or the amount of the Loan, whichever is less. This policy must also list the Lender as mortgagee and loss payee.

(v)            Workers’ Compensation and Employer’s Liability Insurance if applicable in accordance with the applicable laws of the state in which the work is to be performed or of the state in which Borrower is obligated to pay compensation to employees engaged in the performance of the work. The policy limit under the Employer’s Liability Insurance Section shall not be less than $1,000,000.00 for any one accident.

(vi)          If the Property, or any part thereof, lies within a “special flood hazard area” as designated on maps prepared by the Federal Emergency Management Agency (“FEMA”), a National Flood Insurance Program Standard Flood Insurance Policy (“SFIP”) and/or insurance from a private insurance carrier (which may substitute for or supplement, the SFIP) in form and substance acceptable to Lender covering the Improvements and contents, if applicable, for the duration of the Loan in the amount of the full insurable value of the Improvements and contents, if applicable, or the amount of the Loan, whichever is less.

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(vii)        Rent loss or business interruption insurance against loss of income (including, but not limited to, rent, cost reimbursements and all other amounts payable by tenants under Leases or otherwise derived by Borrower from the operation of the Project) arising out of damage to or destruction of the Property and Improvements by fire or other peril insured against under each policy. The amount of the policy shall be in the amount equal to one year’s projected rentals or gross revenue.

(viii)      Such other insurance coverages in such amounts as Lender may reasonably require, which may include, without limitation, errors and omissions insurance with respect to the contractors, architects and engineers.

(b)            Policy Requirements; Insurance Consultant. All insurance policies shall (i) be issued by an insurance company licensed to do business in the state where the Project is located having a rating of “A-” VIII or better by A.M. Best Co., in Best’s Rating Guide, (ii) name “JPMorgan Chase Bank, N.A. and any and all subsidiaries and their successors and/or assigns as their interests may appear” as additional insureds on all liability insurance and as mortgagee and loss payee on all All-Risk Property, flood insurance, and rent loss or business interruption insurance (whether or not required hereunder), (iii) be endorsed to show that Borrower’s insurance shall be primary and all insurance carried by Lender is strictly excess and secondary and shall not contribute with Borrower’s insurance, (iv) provide that Lender is to receive thirty (30) days written notice prior to non-renewal or cancellation, (v) be evidenced by a certificate of insurance to be provided to Lender along with a copy of the policy for All-Risk Property coverage or such other evidence of insurance acceptable to Lender in its reasonable discretion, (vi) include either policy or binder numbers on the ACORD form, and (vii) be in form and amounts acceptable to Lender; provided, however, that with respect to any flood insurance required hereunder, acceptable proof of coverage shall not include certificates of insurance. Lender, at its option and upon notice to Borrower, may retain, at Borrower’s expense, an insurance consultant to review the insurance for the Property and Improvements to confirm that it complies with the terms and conditions set forth herein.

(c)             Evidence of Insurance; Payment of Premiums. Borrower shall deliver to Lender, before the expiration of an existing policy, evidence acceptable to Lender of the continuation of the coverage of the expiring policy. If Lender has not received satisfactory evidence of such continuation of coverage in a reasonable time frame herein specified, Lender shall have the right, but not the obligation, to purchase such insurance for Lender’s interest only. Any amounts so disbursed by Lender pursuant to this Section shall be repaid by Borrower within 10 days after written demand therefor. Nothing contained in this Section shall require Lender to incur any expense or take any action hereunder, and inaction by Lender shall never be considered a waiver of any right accruing to Lender on account on this Section. The payment by Lender of any insurance premium for insurance which Borrower is obligated to provide hereunder but which Lender believes has not been paid, shall be conclusive between the parties as to the legality and amounts so paid. Borrower agrees to pay all premiums on such insurance as they become due, and will not permit any condition to exist on or with respect to the Mortgaged Property which would wholly or partially invalidate any insurance thereon.

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(d)            Collateral Protection. Unless Borrower provides Lender with evidence satisfactory to Lender of the insurance coverage required by this Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interest in the Mortgaged Property. This insurance may, but need not, protect Borrower’s interest in the Mortgaged Property. The coverages that Lender purchases may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with the Mortgaged Property. Borrower or Lender (as appropriate) may later cancel any insurance purchased by Lender, but only after Lender receives satisfactory evidence that Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance for the Mortgaged Property, Borrower will be responsible for the costs of that insurance, including any charges imposed by Lender in connection with the placement of insurance, until the effective date of the cancellation or expiration of such insurance. The costs of the insurance may, at Lender’s discretion, be added to Borrower’s total principal obligation owing to Lender, and in any event shall be secured by the liens on the Mortgaged Property created by the Loan Documents. It is understood and agreed that the costs of insurance obtained by Lender may be more than the costs of insurance Borrower may be able to obtain on its own.

(e)             No Liability; Assignment. Lender shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurers, or payment of losses, and Borrower hereby expressly assumes full responsibility therefor and all liability, if any, thereunder. Borrower hereby absolutely assigns and transfers to Lender all of Borrower’s right, title and interest in and to any unearned premiums paid on policies and any claims thereunder and Lender shall have the right, but not the obligation, to assign any then existing claims under the same to any purchaser of the Mortgaged Property at any foreclosure sale; provided, however, that so long as no Default exists and is continuing hereunder, Borrower shall have the right under a license granted hereby, and Lender hereby grants to Borrower a license, to exercise rights under said policies and in and to said premiums subject to the provisions of this Agreement. Said license shall be revoked automatically upon the occurrence and during the continuance of a Default hereunder. In the event of a foreclosure of the Mortgage, or other transfer of title to the Mortgaged Property in extinguishment in whole or in part of the Loan, all right, title and interest of Borrower in and to the insurance policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(f)             No Separate Insurance. Borrower shall not carry any separate insurance on the Mortgaged Property concurrent in kind or form with any insurance required hereunder or contributing in the event of loss without Lender’s prior written consent, and any such policy shall have attached a standard non-contributing mortgagee clause, with loss payable to Lender, and shall otherwise meet all other requirements set forth herein.

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(g)            Casualty Loss.

(i)              If all or any part of the Mortgaged Property shall be damaged or destroyed by fire or other casualty, Borrower shall give immediate written notice and make a claim to the insurance carrier and Lender. With respect to any such casualty loss for which Borrower has an insurance claim that exceeds One Million Dollars ($1,000,000), Borrower hereby authorizes and empowers Lender, at Lender’s option and in Lender’s sole discretion as attorney-in-fact for Borrower, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Lender’s expenses incurred in the collection of such proceeds; provided, however, that the foregoing authorization and empowerment of Lender to act as attorney-in-fact for Borrower shall not become effective until the occurrence and during the continuance of a Default or until such time as Borrower fails to diligently pursue the collection of such insurance proceeds in Lender’s reasonable opinion. The foregoing appointment is irrevocable, coupled with an interest, and continuing so long as the Commitment or Obligations remain outstanding, and such rights, powers and privileges shall be exclusive in Lender, its successors and assigns.

(ii)            As sole loss payee on all policies of casualty insurance, Lender shall jointly receive all insurance proceeds from any casualty loss, and shall hold the same in an interest-bearing account pending disposition in accordance with this Section. Borrower authorizes Lender to deduct from such insurance proceeds received by Lender all of Lender’s costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with the collection thereof (the remainder of such insurance proceeds being referred to herein as “Net Casualty Proceeds”).

(iii)          Lender shall cause Net Casualty Proceeds from any casualty loss affecting the Mortgaged Property of less than $1,000,000 to be disbursed to Borrower for reconstruction and repair of the Mortgaged Property. Lender shall cause the Net Casualty Proceeds from any casualty loss affecting the Mortgaged Property in excess of $1,000,000 to be disbursed for the cost of reconstruction of the Mortgaged Property if all of the following conditions are satisfied within ninety (90) days after the applicable casualty loss: (A) Borrower satisfies Lender that the reconstruction can be completed within a reasonable period of time after such casualty loss (but in no event later than the Maturity Date) and that after giving effect to such reconstruction the Mortgaged Property will be restored to its condition immediately prior to the casualty loss; (B) Borrower satisfies Lender that the Net Casualty Proceeds are sufficient to pay all costs of reconstruction, and if insufficient, Borrower deposits with Lender additional funds to make up such insufficiency; (C) Borrower delivers to Lender all plans and specifications and construction contracts for the work of reconstruction and such plans and

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specifications and construction contracts are in form and content reasonably acceptable to Lender and with a contractor reasonably acceptable to Lender; and (D) Borrower delivers to Lender satisfactory evidence that upon completion of the reconstruction the Anchor Leases will remain in full force and effect. The disbursement of Net Casualty Proceeds pursuant to this clause (iv) shall be in accordance with customary disbursement procedures and shall not be available after the occurrence and during the continuance of a Default. Any Net Casualty Proceeds not required to reconstruct the Mortgaged Property shall be delivered to Borrower after expiration of the lien period for the work of reconstruction (or, at Borrower’s option, after delivery of title insurance to Lender, over such liens where the lien period has not so expired). Upon the occurrence and during the continuance of a Default or in the event Borrower is unable to satisfy the conditions set forth in subclauses (A) through (D) hereof by the required date, Lender, shall have the right (but not the obligation) to apply all Net Casualty Proceeds held by it to the payment of the Obligations. Borrower shall have the obligation to promptly and diligently complete the work of reconstruction necessitated by any casualty loss and restore the Mortgaged Property to the equivalent of its condition immediately prior to such casualty provided the applicable Net Casualty Proceeds are made available to Borrower for such purpose.

Section 7.02       Condemnation and Other Awards.

Immediately upon receiving written notice of the institution or threatened institution of any proceeding for the condemnation of the Mortgaged Property or any part thereof, Borrower shall notify Lender of such fact. Borrower shall then file or defend its rights thereunder and prosecute the same with due diligence to its final disposition; provided, however, that Borrower shall not enter into any settlement of such proceeding involving $250,000 or more without the prior approval of Lender, such approval not to be unreasonably withheld, delayed or conditioned. Lender shall be entitled, at its option, to appear in any such proceeding in its own name, and upon the occurrence and during the continuation of a Default or if Borrower fails to diligently prosecute such proceeding, (a) Lender shall be entitled, at its option, to appear in and prosecute any such proceeding or to make any compromise or settlement in connection with such condemnation on behalf of Borrower, and (b) Borrower hereby irrevocably constitutes and appoints Lender as its attorney-in-fact, and such appointment is coupled with an interest, to commence, appear in and prosecute such action or proceeding or to make such compromise or settlement in connection with any such condemnation on its behalf. The foregoing appointment is irrevocable and continuing so long as the Commitments or Obligations remain outstanding, and such rights, powers and privileges shall be exclusive in Lender, its successors and assigns. If the Mortgaged Property or any material part thereof is taken or materially diminished in value in connection with such condemnation, or if a consent settlement is entered, by or under threat of such proceeding, the award or settlement payable to Borrower by virtue of its interest in the Mortgaged Property, shall be, and by these presents is, assigned, transferred and set over unto Lender. Any such award or settlement shall be first applied to reimburse Lender for all costs and

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expenses, including reasonable attorneys’ fees, incurred in connection with the collection of such award or settlement. The balance of such award or settlement (the “Net Condemnation Proceeds”) shall be paid to Lender for application in the manner set forth in Section 7.01(g) as if such award or settlement constituted insurance proceeds from a casualty loss; provided, however, that Lender shall have no obligation to make Net Condemnation Proceeds available for construction or reconstruction of the Mortgaged Property unless Lender has determined that the Mortgaged Property as so constructed or reconstructed after giving effect to the condemnation would have a value that is no less than its value would have been had there been no such condemnation. Borrower shall have the obligation to promptly and diligently complete the work of reconstruction necessitated by any condemnation and restore the Mortgaged Property to the equivalent of its condition immediately prior to such condemnation (or if the initial construction of the Improvements is not substantially complete at the time of such condemnation, continue the construction of the Improvements in accordance with the terms hereof) provided the applicable Net Condemnation Proceeds are made available to Borrower for such purpose.

ARTICLE VIII
DEFAULTS

Section 8.01       Defaults.

Any of the following events, after passage of the applicable cure period set forth below, shall constitute a “Default” hereunder:

(a)             Failure to Make Payment. The failure by Borrower to pay in full any principal of the Loan when due; the failure by Borrower to pay in full any interest on the Loan or any fees or any other amounts due under the Loan Documents (other than principal) when due and such failure continues unremedied for a period of five (5) days after the due date thereof; or the failure by Borrower to make any other payment or deposit required hereunder or under any of the other Loan Documents within the period set forth in Loan Documents, or if no period is set forth in the Loan Documents, then within ten (10) Business Days after demand therefor;

(b)            Involuntary Proceeding. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

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(c)             Voluntary Proceedings. Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (b) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(d)            Assignment for Benefit of Creditors. The execution by Borrower or Guarantor of an assignment for the benefit of creditors;

(e)             Unable to Pay Debts. The admission in writing by Borrower or Guarantor that it is unable to pay its debts as they mature or that it is generally not paying its debts as they mature;

(f)             Liquidation of Borrower or Guarantor. The liquidation, termination or dissolution of Borrower or Guarantor;

(g)            Transfer or Encumbrance of Interest in Mortgaged Property or Borrower.

(i)              Mortgaged Property. The sale, lease (except a Permitted Transfer), exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance, either voluntarily or involuntarily, or the agreement to do so, of any right, title or interest of Borrower in and to the Mortgaged Property or any portion thereof, which occurrence is not rendered ineffective within fifteen (15) days after occurrence; provided, however, that Borrower shall be permitted to replace defective, obsolete or worn out personal property, and Borrower shall be permitted to grant and/or record Permitted Encumbrances;

(ii)            Borrower. The sale, exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance, either voluntarily or involuntarily, or the agreement to do so, of any direct or indirect ownership interest in Borrower or any portion thereof (other than a Permitted Transfer); or any change (whether voluntary or involuntary) in the management or control of Borrower;

(h)            Levy; Attachment; Seizure. The levy, attachment or seizure pursuant to court order of (i) any right, title or interest of Borrower in and to the Mortgaged Property or any portion thereof or (ii) any direct or indirect ownership interests in Borrower, if such order is not vacated and the proceeding in which it was entered is not dismissed within thirty (30) days of the entry of such order;

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(i)              Failure of Representations. Any representation or warranty contained herein or in any of the other Loan Documents, or in any certificate or other document executed by Borrower or Guarantor and delivered to Lender pursuant to or in connection with this Agreement, is not true and correct in all material respects, or omits to state a material fact necessary to make such representation not misleading, in each case, as of the date made or deemed made;

(j)              Claims; Liens; Encumbrances; Stop Notices. Unless Borrower is contesting the same in accordance with the provisions of Section 4.01(c) hereof, the filing of any claim of lien or encumbrance against the Mortgaged Property or any part thereof that is not released or insured over with a title insurance endorsement (obtained at Borrower’s cost and expense) within thirty (30) days after notice thereof from Lender to Borrower; or the service on Lender or any disburser of funds of a notice or demand to withhold funds, which is not nullified within thirty (30) days after the date of such service;

(k)            Permits; Utilities; Insurance. (i) The neglect, failure or refusal of Borrower to keep in full force and effect any material permit, license, consent or approval required for the construction or operation of the Improvements that is not fully reinstated within thirty (30) days after Lender gives Borrower notice of the lapse of effectiveness of such material permit, license, consent or approval; or (ii) the curtailment in availability to the Mortgaged Property of utilities or other public services necessary for the full occupancy and utilization of the Improvements that is not restored to full availability within thirty (30) days after Lender gives Borrower notice of such curtailment of availability; or (iii) the failure by Borrower to maintain any insurance required under Section 7.01 hereof that is not cured within five (5) days after Lender gives Borrower notice of such lapse;

(l)              Cessation of Loan Documents to be Effective. The cessation, for any reason, of any Loan Document to be in full force and effect in all material respects; the failure of any Lien intended to be created by the Loan Documents to exist or to be valid and perfected; the cessation of any such Lien, for any reason, to have the priority contemplated by this Agreement or the other Loan Documents, subject to Borrower’s right to contest liens in accordance with the terms of this Agreement; or the revocation by Guarantor of the Guaranty or any other Loan Document executed by Guarantor;

(m)          ERISA. Any breach of the provisions of Section 4.10 hereof;

(n)            Debt Service Coverage Covenant. Any breach of the provisions of Section 4.13 hereof.

(o)            Prohibited Distributions. Any breach of the provisions of Section 4.06 hereof shall occur which is not cured by Borrower within five (5) days after such breach;

(p)            Operations of Borrower. Any breach of the provisions of Section 4.03 hereof shall occur which is not cured by Borrower within ten (10) days after Lender gives Borrower notice thereof;

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(q)            Judgments. Any judgment or order for the payment of money (i) in excess of $500,000 is rendered against Borrower or (ii) in excess of an amount equal to the lesser of (i) 10% of the tangible net worth of Guarantor, or (ii) $25,000,000;`

(r)             and either (a) enforcement proceedings have been commenced by a creditor upon such judgment, or (b) there is a period of thirty (30) days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(s)             Guarantor Financial Covenant. Guarantor shall be in breach of its financial covenants set forth in Section 10 of the Guaranty;

(t)              Swap Agreements. The occurrence or existence of any default, event of default or other similar condition or event (however described) with respect to any Swap Agreement, whether or not Lender or an Affiliate of Lender is a party thereto;

(u)            Borrower Cross-Default. Failure by Borrower to pay when due any Indebtedness in an outstanding principal amount of $500,000 or more in the aggregate excluding the Loan (“Material Borrower Indebtedness”); or the default by Borrower in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any loan agreement or other debt instrument, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or permit the holder(s) of such Material Borrower Indebtedness to cause, such Material Borrower Indebtedness to become due prior to its stated maturity or any commitment to lend under any such loan agreement or other debt instrument to be terminated prior to its stated expiration date; or any Material Borrower Indebtedness shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof;

(v)            Failure to Perform Covenants. The failure of Borrower to fully perform any and all covenants and agreements hereunder or under any of the other Loan Documents, and, with respect to covenants and agreements other than those specifically referenced in this Section 8.01, or for which another cure period is provided, such failure is not cured by Borrower within thirty (30) days after Lender gives notice to Borrower thereof, provided that, if such failure cannot reasonably be cured within such thirty (30) days prior, the same shall not constitute a Default as long as Borrower promptly undertakes and diligently pursues each cure and does cure such failure within ninety (90) days of such notice; or

(w)           Termination of Ground Lease. The termination of the Ground Lease.

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ARTICLE IX
ACCELERATION AND REMEDIES

Section 9.01       Acceleration.

If any Default described in Section 8.01(b) or (c) hereof occurs with respect to Borrower, the obligations of the Lender to make the Loan hereunder shall automatically terminate and the Obligations (other than Swap Obligations included therein) shall immediately become due and payable without any election or action on the part of Lender. If any other Default occurs, Lender may terminate or suspend the Commitment, or declare the Obligations (other than Swap Obligations included therein) to be due and payable, or both, whereupon the Obligations (other than Swap Obligations included therein) shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives. Lender has the rights and remedies with respect to the Swap Obligations as provided in the Swap Agreements.

Section 9.02       Curing of Defaults.

Upon the occurrence of a Default hereunder, without waiving any right of acceleration or foreclosure under the Loan Documents which Lender may have by reason of such Default or any other right Lender may have against Borrower because of said Default, Lender shall have the right (but not the obligation) to take such actions and make such payments as shall be necessary to cure such Default, including, without limitation, the making of Advances. All amounts so expended shall constitute Obligations and shall be payable by Borrower on demand by Lender.

ARTICLE X
MISCELLANEOUS

Section 10.01   Notices.

(a)             Generally. Except in the case of notices and other communications expressly permitted to be given by electronic communication (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, return receipt requested or sent by telecopy, as follows:

(i)              if to any Borrower, to it c/o Inland Real Estate Income Trust, Inc., 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention JoAnn McGuinness (Telecopy No. (630) 368-2218, (E-mail address: joann.mcguninness@inlandgroup.com) with a copy to: The Inland Real Estate Group, 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention General Counsel; and

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(ii)            if to Lender, to it at JPMorgan Chase Bank, N.A., Real Estate Bank, 10 South Dearborn Street, 19th Floor, Chicago, Illinois 60603, Attention of Carrie A. Reichert (Telecopy No. (312) 325-5172); (E-mail address: carrie.a.reichert@chase.com).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)            Electronic Notices. Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Interest Election Requests and notices of prepayments hereunder may be made by electronic communication (including email and internet or intranet websites) pursuant to procedures approved by the Lender.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the “receipt” by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided that if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice for both clauses (i) and (ii), or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)             Changes in Address. Any party hereto may change its address or telecopy number or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)            Electronic Systems.

(i)              The Borrower agrees that the Lender may, but shall not be obligated to, make Communications (as defined below) available to the Borrower or any other lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

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(ii)            Any Electronic System used by the Lender is provided “as is” and “as available.” The Lender does not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Lender in connection with the Communications or any Electronic System. In no event shall the Lender have any liability to the Borrower, any other lender, or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Lender’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

Section 10.02   Waivers; Amendments.

(a)             No Deemed Waivers; Remedies Cumulative. No failure or delay by Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 10.02(b) hereof, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Unmatured Default, regardless of whether Lender may have had notice or knowledge of such Default or Unmatured Default at the time.

(b)            Waivers and Amendments. No provision of this Agreement or any other Loan Agreement or any Required Third Party Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

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Section 10.03   Expenses; Indemnity; Damage Waiver.

(a)             Expenses. Borrower shall pay (i) all reasonable third party out-of-pocket expenses incurred by Lender and its Affiliates, including appraisal fees, inspection fees, Inspecting Professional charges, title and escrow charges, the cost of Intralinks or a similar electronic workspace, and the reasonable fees, charges and disbursements of counsel for Lender, the preparation and administration of this Agreement, the other Loan Documents and the Required Third Party Documents or any extensions, amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all third party out-of-pocket expenses incurred by Lender, including the reasonable fees, charges and disbursements of any counsel for Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loan made hereunder, including all such third party out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such the Loan.

(b)            Borrower Indemnity. Borrower shall indemnify Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, judgments, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (collectively, “Losses”), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Losses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. The foregoing indemnity set forth in this Section 10.03(b) shall not apply (i) with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim and (ii) to any Losses, which are the subject of the Environmental Indemnity Agreement, it being the intention of the parties hereto that Borrower’s liability for environmental matters be governed exclusively by the Environmental Indemnity Agreement and not by this Agreement.

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(c)             Damage Waiver. To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this clause (C) shall relieve Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(d)            Payment of Amounts Due. All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

Section 10.04   Successors and Assigns.

(a)             Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender, in Lender’s sole discretion (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.04(c) hereof) and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignment by Lender.

(i)              Subject to the conditions set forth in Section 10.04(c)(ii) below, Lender may assign to one or more Persons other than an Ineligible Institution, assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of Borrower, provided that no consent of Borrower shall be required for an assignment to an Affiliate of Lender or an Approved Fund or, if a Default has occurred and is continuing, any other assignee.

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(ii)            Subject to Lender’s notification to Borrower of an assignment, assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of a Lender under this Agreement, and Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.08, Section 3.09, Section 3.10 and Section 10.03 hereof). Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders.

For the purposes of this Section, the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank the Loan and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) the Borrower, Guarantor, or any of its Affiliates, or (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(c)             Participations.

(i)              Lender may, without the consent of Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan owing to it); provided that (A) Lender’s obligations under this Agreement shall remain unchanged, (B) Lender shall remain solely responsible to Borrower for the performance of such obligations and (C) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which Lender sells such a participation shall provide that Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Subject to Section 10.04(c)(ii) hereof, Borrower agrees that each Participant shall be entitled to the benefits of Section 3.08, Section 3.09 Section 3.10 (subject to the requirements and limitations therein, including the requirements under Section 3.10(f) (it being understood that the documentation required under Section 3.10(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b) hereof; provided that such Participant (A) agrees to be subject to

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the provisions of Section 3.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.08 or Section 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 hereof as though it were a Lender.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 3.08 or Section 3.10 hereof than Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(d)            Pledges by Lender. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

Section 10.05   Survival.

(a)             All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by Lender and shall survive the execution and delivery of this Agreement and the making of any the Loan, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or Unmatured Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitment has not expired or terminated. The provisions of Section 3.08 or Section 3.10, and Section 10.03 hereof shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the expiration or termination the Commitments or the termination of this Agreement or any provision hereof.

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Section 10.06   Counterparts; Integration; Effectiveness.

(a)             This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received a counterpart hereof duly executed by Borrower, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(b)            Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.07   Severability.

Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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Section 10.08   Right of Setoff.

If a Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Lender or Affiliate to or for the credit or the account of Borrower against any or all the Obligations, irrespective of whether or not Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which Lender may have.

Section 10.09   Governing Law; Jurisdiction; Consent to Service of Process.

(a)             Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws (and not the law of conflicts) of the State of Illinois (including, without limitation, 735 ILCS Section 105/5-1 et seq.), but giving effect to federal laws applicable to national banks.

(b)            Consent to Jurisdiction. Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any United States Federal or Illinois State court sitting in Chicago, Illinois, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

(c)             Waiver of Objection to Venue. Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 10.09(b) hereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(d)            Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10   WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11   Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12   Confidentiality.

Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Obligations or the enforcement of rights under the Loan Documents or any Swap Agreement, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to Borrower and its obligations, (g) with the consent of Borrower, (h) to holders of equity interests in Borrower, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender on a non-confidential basis from a

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source other than Borrower. For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING BORROWER, THE GUARANTOR, AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 10.13   Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to Lender in respect of other the Loan or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Lender.

Section 10.14   USA Patriot Act.

Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

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Section 10.15   Replacement Documentation.

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of a Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor. In the event that Borrower issues such replacement Note or other security document, Lender shall indemnify and hold harmless Borrower from any liability incurred by Borrower in connection with the lost, stolen, destroyed or mutilated Note or security document.

Section 10.16   Swap Agreements.

All Swap Agreements, if any, between Borrower and Lender or any Affiliate of Lender are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan Documents, except as otherwise expressly provided in said written Swap Agreements, and any payoff statement from Lender relating to the Loan shall not apply to said Swap Agreements.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Term Loan and Security Agreement as of the day and year first above written.

IREIT LITTLE ROCK MIDTOWNE, L.L.C., a Delaware limited liability company

By: Inland Real Estate Income Trust, Inc., a Maryland corporation, its sole member

By: /s/ David Z. Lichterman
Name: David Z. Lichterman
Title: Vice President, Treasurer & CAO

JPMORGAN CHASE BANK, N.A.

By: /s/ Carrie A. Reichert
Name: Carrie A. Reichert
Title: Sr. Credit Banker

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EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT B

LIMITED RECOURSE AND GUARANTY PROVISIONS

A.              Notwithstanding anything herein to the contrary, at all times prior to the payment in full of the Obligations, Borrower and Guarantor shall have unlimited liability for the payment and performance of the Obligations if:

1.               there is a transfer or encumbrance or other action involving interests in the Mortgaged Property or the Borrower that is a Default under Section 8.01(g) (Transfer or Encumbrance of Interest in Mortgage Property or Borrower) of the Loan Agreement, except for Liens securing (a) claims of Persons supplying labor or materials to the Mortgaged Property, or (b) unpaid taxes, assessments and governmental charges levied upon, assessed or charged against the Mortgaged Property (together, “Mechanics and Tax Liens”); or

2.               Borrower or Guarantor voluntarily takes any of the actions described in Section 8.01(c) (Voluntary Proceedings) of the Loan Agreement; or

3.               Any involuntary proceeding or other action described in Section 8.01(b) (Involuntary Proceeding) of the Loan Agreement is taken against Borrower or Guarantor.

B.              In addition, notwithstanding anything herein to the contrary, at all times prior to the payment in full of the Obligations, the Guarantor guaranties to Lender, the full and prompt payment of, and agrees to pay protect, guarantee, indemnify, defend and hold harmless Lender from and against, any liability, loss, damage, costs and expenses (including legal fees and disbursements) suffered by Lender, and caused by or related to or as a result of the following:

1.               any willful misconduct, fraud or material misrepresentation in any of the Loan Documents by Borrower, Guarantor, or any Affiliate, or any of their respective partners, members, officers, or directors;

2.               physical waste with respect to any portion of the Mortgaged Property;

3.               the removal or disposal of any property in which Lender has a Lien, in violation of the terms of the Loan Documents;

4.               the failure of Borrower to maintain the insurance coverages required under the Loan Documents, or the application, misapplication or misappropriation of any insurance proceeds or condemnation awards in a manner not permitted by the Loan Documents;

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5.               failure by Borrower to pay to Lender all revenues received by or on behalf of Borrower from the operation or ownership of the Mortgaged Property after Lender has notified Borrower of a Default, less only that portion of such revenues which is actually used by Borrower to operate the Mortgaged Property in the ordinary course of business;

6.               Mechanics and Tax Liens in violation of Section 4.01 of the Loan Agreement;

7.               obligations covered under the Environmental Indemnity the failure of the Property or any part thereof to comply with applicable zoning requirements and parking requirements;

8.               the termination of the Ground Lease.

C.              These provisions are in addition to, and not in limitation of, the obligations of the Guarantor under the Environmental Indemnity.

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EXHIBIT C

APPROVED LEASES

All leases shown on the rent roll attached hereto.

EXHIBIT D

PERMITTED TRANSFER DEFINITION

“Permitted Transfer” shall mean one of the following, subject to the last paragraph of this definition:

(i) a sale or transfer of interests in Guarantor by shareholders thereof upon satisfaction of all of the following conditions to the extent applicable:

(A) If the transfer is of 25% or more to the same or an affiliated transferree (in one or a series of transactions),

(1) Lender receives thirty (30) days advance written notice from Borrower;

(2) the provisions of Sections 4.11 and 4.12 of the Loan Agreement (or the equivalent provisions in use by Lender at the time of transfer) have been complied with (and Borrower will provide Lender with all information and materials requested by Lender to determine compliance with such provisions);

(3) Lender has received payment by Borrower of all reasonable fees and costs incurred in connection with the review of such proposed transfer and the consummation thereof, including, without limitation, reasonable attorneys’ fees; and

(4) Lender has received all organizational documents for the transferee, including a certificate of good standing and all documentation requested by Lender under clause (A)(2) above.

(B) If the transfer is of 49% or more to the same or an affiliated transferee (in one or a series of transactions), in addition to the items in (i)(A),

(1) the transferree is an entity to which either (a) Lender is then making commercial real estate loans, and to which Lender would consider making additional commercial real estate loans, or (b) with respect to any other entity, is an entity to which Lender would consider making commercial real estate loans, in each case in Lender’s sole and absolute judgment;

(2) the transferee continues to satisfy the net worth requirements of Guarantor set forth in the Guaranty from and after the date of the transfer;

(3) the tangible net worth of the transferee shall equal or exceed the tangible net worth of IREIT immediately prior to such transfer and shall be otherwise acceptable to Lender, in its sole and absolute judgment; and

(4) the transferee assumes in writing all guaranty and indemnity obligations of IREIT to Lender pursuant to such assumption and transfer documents as are required by Lender in its sole and absolute discretion and evidencing the successor entity’s agreement to perform and be bound by such documents.

(ii) a transfer of (a) the entire Property or (b) the entire membership, partnership or other equitable interest, as applicable, in the Borrower to a Permitted Affiliate Transferee (as hereinafter defined) upon satisfaction of all of the following conditions:

(A) Lender receives thirty (30) days advance written notice from Borrower;

(B) the credit worthiness of Inland Real Estate Income Trust, Inc. (“IREIT”) has not deteriorated from the date hereof to the date of the proposed transfer, IREIT continues as the Guarantor of the Loan, affirms all its obligations as guarantor and indemnitor pursuant to the terms of an assumption agreement acceptable to Lender in its sole and absolute discretion, under any existing guaranties and indemnities given to or in favor of Lender, and IREIT continues to satisfy the net worth requirements of Guarantor set forth in the Guaranty, if any, from and after the date of the transfer to the Permitted Affiliate Transferee;

(C) the proposed entity shall be a single asset entity (or in the case of a transfer of the membership interest, the Borrower shall continue to remain a single asset entity) and a wholly owned Affiliate of IREIT (the “Permitted Affiliate Transferee”);

(D) Lender has received payment by Borrower of all reasonable fees and costs incurred in connection with the review of such proposed transfer and the consummation thereof, including, without limitation, reasonable attorneys’ fees;

(E) Lender has received all organizational documents for the Permitted Affiliate Transferee, including a certificate of good standing and consent of IREIT to the formation of the Permitted Affiliate Transferee and all documentation requested by Lender under clause (G) below;

(F) In the event of a transfer of the entire Property under this section (ii) to a Permitted Affiliate Transferee, the execution, delivery, acknowledgement and recordation, as applicable, of an assumption agreement, loan modification agreement, mortgage, modification agreement, financing statements and/or any other document reasonably required by the Lender and all in form and substance acceptable to the Lender, in its sole and absolute discretion (collectively, the “Transfer Documents”), evidencing the Permitted Affiliate Transferee’s agreement to perform and be bound by the terms of the Note, the Mortgage, the Loan Agreement, the Guaranty and other Loan Documents; and

(G) The provisions of Sections 4.11 and 4.12 of the Loan Agreement (or the equivalent provisions in use by Lender at the time of transfer) have been complied with (and Borrower will provide Lender with all information and materials requested by Lender to determine compliance with such provisions).

(iii) the merger of IREIT with any of the following entities: (a) Inland Real Estate Corporation, a Maryland corporation, (b) Inland Real Estate Investment Corporation, a Delaware corporation, (c) Inland American Real Estate Trust, Inc., (d) Inland Diversified Real Estate Trust, Inc., (e) any other real estate investment trust sponsored by Inland Real Estate Investment Corporation, or (f) any other entity composed entirely of any of the foregoing, by merger or other business combination (the entities listed in the foregoing clauses (a) through and including (f) are each hereinafter referred to as, a “Permitted Affiliate REIT”): on the condition that all of the following conditions are satisfied:

(A) Lender shall receive not less than thirty (30) days prior written notice of any such proposed merger;

(B) the tangible net worth of the surviving entity shall equal or exceed the tangible net worth of IREIT immediately prior to such merger and shall otherwise be acceptable to Lender, in its sole and absolute judgment;

(C) if the surviving entity is not IREIT, the successor entity shall assume in writing all guaranty and indemnity obligations of IREIT to Lender pursuant to such transfer documents as are required by Lender in its sole and absolute discretion and evidencing the successor entity’s agreement to perform and be bound by such documents;

(D) in the sole and absolute judgment of Lender, the foregoing merger is not likely to have a material adverse effect on the ability of IREIT or the successor entity (if the surviving entity is not IREIT), to pay its obligations to Lender under all existing guaranties and indemnities owed by IREIT to Lender;

(E) Lender has received payment by Borrower of all reasonable fees and costs incurred in connection with the review of such proposed merger and the consummation thereof, including, without limitation, reasonable attorneys’ fees;

(F) the provisions of Sections 4.11 and 4.12 of the Loan Agreement (or the equivalent provisions in use by Lender at the time of transfer) have been complied with (and Borrower will provide Lender with all information and materials requested by Lender to determine compliance with such provisions);

(G) if the Permitted Affiliate REIT is an entity to which either (a) Lender is then making commercial real estate loans and to which Lender would consider making additional commercial real estate loans, or (b) with respect to any other entity, is an entity to which Lender would consider making commercial real estate loans, in each case in Lender’s sole and absolute judgment; and

(H) Lender has received all organizational documents for the Permitted Affiliate REIT, including a certificate of good standing and all documentation requested by Lender under clause (F) above.

(iv) the acquisition by IREIT of any third-party entity whether by merger, stock purchase, asset purchase or any other manner, on the condition that all of the following conditions are satisfied:

(A) Lender shall receive thirty (30) days advance written notice from Borrower;

(B) IREIT is the surviving entity following such a transaction;

(C) the tangible net worth of IREIT shall equal or exceed the tangible net worth of IREIT immediately prior to such a transaction and shall otherwise be acceptable to Lender, in its sole and absolute judgment,

(D) IREIT shall retain management and control;

(E) in the sole and absolute judgment of Lender, the foregoing acquisition is not likely to have a material adverse effect on the ability of IREIT to pay its obligations to Lender under all existing guaranties and indemnities owed by IREIT to Lender; and

(F) Lender has received payment by Borrower of all reasonable fees and costs incurred in connection with the review of such proposed acquisition and the consummation thereof, including, without limitation, reasonable attorneys’ fees.

(v) a transfer of (a) the entire Property or (b) the entire membership, partnership or other equitable interest, as applicable, in the Borrower to a Permitted Affiliate REIT or a single asset entity wholly owned by a Permitted Affiliate REIT (each a “Permitted Transferee REIT”), on the condition that all of the following conditions are satisfied:

(A) Lender shall receive thirty (30) days advance written notice from Borrower;

(B) the tangible net worth of the Permitted Transferee REIT shall equal or exceed the tangible net worth of IREIT immediately prior to such a transaction and be acceptable to Lender, in its sole and absolute judgment;

(C) the Permitted Transferee REIT shall assume in writing (without a release for acts or omissions occurring prior to the date of transfer) all guaranty obligations and indemnity obligations owed by IREIT to Lender pursuant to such transfer documents as are required in its sole and absolute judgment by Lender and evidencing the successor entity’s agreement to perform and be bound by such documents,

(D) Lender shall have received (i) all organizational documents for the Permitted Transferee REIT, and (ii) certificates of good standing, articles of incorporation or organization or a certificate of limited partnership, as the case may be, including all documentation requested by Lender under clause (G) below;

(E) in the event of a transfer of the entire Premises under this subparagraph (iii) to a Permitted Transferee REIT, the execution, delivery, acknowledgement and recordation, as applicable, of such transfer documents as are reasonably required by Lender and evidencing the Permitted Transferee REIT’s agreement to perform and be bound by the terms of the Note, the Loan Agreement, this Mortgage and other Loan Documents;

(F) Lender has received payment by Borrower of all reasonable fees and costs incurred in connection with the review of such proposed transfer and the consummation thereof, including, without limitation, reasonable attorneys’ fees;

(G) the provisions of Sections 4.11 and 4.12 of the Loan Agreement (or the equivalent provisions in use by Lender at the time of transfer) have been complied with (and Borrower will provide Lender with all information and materials requested by Lender to determine compliance with such provisions);

(H) the Permitted Affiliate REIT is an entity to which Lender either (a) is then making commercial real estate loans and to which Lender would consider making additional commercial real estate loans, or (b) with respect to any other entity, is an entity to which Lender would consider making commercial real estate loans, in each case in Lender’s sole and absolute judgment; and

(I) the Permitted Transferee REIT has equivalent management expertise as IREIT, in Lender’s reasonable judgment.

(vi) a sale or transfer of the membership, partnership or other equitable interests, as applicable, in Borrower to an entity (the “Joint Venture”) (the “JV Transfer”) on the condition that all of the following conditions are satisfied:

(A) Lender receives thirty (30) days advance written notice from Borrower;

(B) the credit worthiness of IREIT has not deteriorated from the date hereof to the date of the proposed Joint Venture, IREIT continues as the Guarantor of the Loan, affirms all its obligations as guarantor and indemnitor pursuant to the terms of an assumption agreement acceptable to Lender in its sole and absolute discretion, under any existing guaranties and indemnities given to or in favor of Lender, and IREIT continues to satisfy the net worth requirements of Guarantor set forth in the Guaranty, if any, from and after the date of the JV Transfer;

(C) IREIT, or a wholly-owned (direct or indirect) subsidiary of IREIT retains not less than seventy percent (70%) of the beneficial interest in the Joint Venture (such entity, the “Inland JV Member”);

(D) The Inland JV Member is appointed to serve, and does serve, as the manager, managing member or general partner, as the case may be, of the Joint Venture and otherwise maintains operational and managerial control of the day-to day operations and overall management of Borrower;

(E) No Event of Default shall have occurred and be continuing;

(F) If the transfer is of 25% or more to the same or an affiliated transferee (in one or a series of transactions),

(1) the provisions of Sections 4.11 and 4.12 of the Loan Agreement (or the equivalent provisions in use by Lender at the time of transfer) have been complied with (and Borrower will provide Lender with all information and materials requested by Lender to determine compliance with such provisions);

(2) Lender has received payment by Borrower of all reasonable fees and costs incurred in connection with the review of such proposed transfer and the consummation thereof, including, without limitation, reasonable attorneys’ fees; and

(3) Lender has received all organizational documents for the transferee, including a certificate of good standing and all documentation requested by Lender under clause (F)(1) above.

(B) If the transfer is of 49% or more to the same or an affiliated transferee (in one or a series of transactions), in addition to the items in (vi)(F), the transferee is an entity to which either (a) Lender is then making commercial real estate loans, and to which Lender would consider making additional commercial real estate loans, or (b) with respect to any other entity, is an entity to which Lender would consider making commercial real estate loans, in each case in Lender’s sole and absolute judgment.

Notwithstanding the foregoing, in no event shall a proposed transfer be a Permitted Transfer if the transfer (1) could result in a violation of legal lending limit regulations applicable to Lender or the internal policies of Lender relating thereto, (2) would result in the representations in Sections 6.01(l) and (n) to not be true, or (3) would result in a violation of applicable U.S. Federal law or regulation for Lender to have a loan outstanding to a borrower in which such proposed transferee owns a direct or indirect interest.